Exhibit 10.1

Execution Version

AMENDMENT NO. 4

TO CREDIT AGREEMENT

THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT (referred to herein as this “Amendment No. 4”) is entered into as of June 20, 2024, by and among FOOT LOCKER, INC., a New York corporation (the “Borrower”); each of the parties identified on the signature pages hereto as a Guarantor (collectively, the “Guarantors”, and each individually, a “Guarantor”); each of the parties identified on the signature pages hereto as a Lender (collectively, the “Lenders”, and each individually, a “Lender”); each of the parties identified on the signature pages hereto as an L/C Issuer (collectively, the “L/C Issuer”); and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as agent acting for and on behalf of the Lenders (in such capacity, “Agent”).

WHEREAS, Borrower, the Guarantors, the Lenders, the L/C Issuer and Agent are parties to that certain Credit Agreement, dated as of May 19, 2016 (as amended by Amendment No. 1 to Credit Agreement, dated as of July 14, 2020, as amended by Amendment No. 2 to Credit Agreement, dated as of May 19, 2021, as amended by Amendment No. 3 to Credit Agreement, dated as of April 21, 2023, and as further amended, restated, supplemented or otherwise in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, Borrower, Guarantors, Agent, the L/C Issuer and Lenders, constituting all of the Lenders under the Credit Agreement, have agreed to amend and modify the Credit Agreement as provided herein subject to the terms and provisions hereof;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.           Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, as amended by this Amendment No. 4 (the “Amended Credit Agreement”).

2.           Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment No. 4, (a) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto and (b) each of Schedule 1.01 thereto (Guarantors), Schedule 2.01 thereto (Commitments and Applicable Percentages), Schedule 5.01 thereto (Loan Parties Organizational Information), Schedule 7.02 thereto (Existing Investments), Schedule 7.03 thereto (Existing Indebtedness) and Schedule 10.02 thereto (Agent’s Office; Certain Addresses for Notice) is hereby amended and restated in its entirety as set forth in Exhibit B hereto. All other schedules and exhibits to the Credit Agreement, as in effect immediately prior to the date of this Amendment No. 4, shall constitute schedules and exhibits to the Amended Credit Agreement. By executing this Amendment No. 4, the Loan Parties, Agent and Lenders hereby each consents and agrees to the other amendments and modifications to the Credit Agreement contained in this Amendment No. 4.

3.           Amendment No. 4 Effective Date; Conditions Precedent to Amendments. The amendments set forth in Section 2 shall become effective as of the date (the “Amendment No. 4 Effective Date”) on which all of the conditions precedent set forth on Schedule 1 hereto have been satisfied.

4.          Post-Closing Matters. The Loan Parties shall perform, or cause to be performed, the following covenants and agreements within thirty (30) days of the Amendment No. 4 Effective Date, in each case, as such period may be extended by the Agent in its sole discretion, and agree that the failure to do so shall constitute an immediate Event of Default under Section 8.01(b) of the Credit Agreement:

(a)          The Loan Parties shall deliver to the Agent a Control Agreement with respect to Eurostar Inc.’s deposit account held at Wells Fargo Bank, National Association ending in -9881.

(b)          The Loan Parties shall deliver to the Agent, in each case in form and substance satisfactory to the Agent, (i) an updated certificate of insurance evidencing the Loan Parties’ personal property policy, which has been endorsed to the Agent to include a lenders’ loss payable clause, which endorsement shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policy directly to the Agent, and (ii) an updated notice of cancellation endorsement in favor of the Agent with respect to the Loan Parties’ commercial general liability insurance policy.

5.          Fees. In consideration of the amendments set forth herein, the Borrower shall, on the Amendment No. 4 Effective Date, pay to the parties entitled thereto the applicable fees set forth in the Fee Letters that are due and payable on the Amendment No. 4 Effective Date, in all cases pursuant to and in accordance with the terms and conditions thereof.

6.          Continuing Effect. Except as expressly set forth in Section 2 of this Amendment No. 4, nothing in this Amendment No. 4 shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

7.           Reaffirmation and Confirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Amended Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower. Each Loan Party hereby agrees that this Amendment No. 4 in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations of such Loan Parties. Such Liens and rights securing payment of the Obligations are hereby ratified and confirmed by the Loan Parties in all respects.

8.           Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment No. 4, each Loan Party hereby represents and warrants to Agent and Lenders that immediately after giving effect to this Amendment No. 4:

(a)          all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty);

(b)          as of the date hereof, no Default or Event of Default has occurred and is continuing;

(c)          this Amendment No. 4 constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(d)          the execution, delivery and performance by each Loan Party of this Amendment No. 4 (i) has been duly authorized by all necessary corporate or other organizational action, and (ii) does not and will not (w) contravene the terms of any of such Person’s Organization Documents; (x) conflict with or result in any breach, termination, or contravention of, or constitute a default under, (A) any Material Indebtedness to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority binding on a Loan Party; (y) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of Agent under the Loan Documents); or (z) violate any Law, except, in each case under this clause (ii), as could not reasonably be expected to result in a Material Adverse Effect.

9.           Miscellaneous.

(a)          Expenses. The Loan Parties agree to pay promptly following demand all Credit Party Expenses of Agent and Lenders in connection with the preparation, negotiation, execution, delivery and administration of this Amendment No. 4 in accordance with the terms of the Credit Agreement.

(b)          Effect of Bankruptcy. The agreements set forth herein shall be applicable both before and after the filing of any petition by or against a Loan Party under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to Borrower shall be deemed to apply to a trustee for a Loan Party and a Loan Party as a debtor-in-possession.

(c)          Governing Law. This Amendment No. 4 shall be a contract made under and governed by, and construed in accordance with, the internal laws of the State of New York.

(d)          WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AMENDMENT NO. 4 OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AMENDMENT NO. 4 OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. LOAN PARTIES, AGENT AND EACH LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT LOAN PARTIES, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AMENDMENT NO. 4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)          Binding Agreement; Successors and Assignment. This Amendment No. 4 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. All references to any party hereto shall be deemed to include such party and its successors and assigns. Notwithstanding the foregoing, none of the Loan Parties shall assign any of their respective rights or obligations under this Amendment No. 4 without the prior written consent of Agent, and any purported assignment without such consent shall be deemed null and void.

(f)          Counterparts. This Amendment No. 4 may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment No. 4. Delivery of an executed signature page of this Amendment No. 4 by facsimile transmission or electronic photocopy (i.e. “pdf”) shall be effective as delivery of a manually executed counterpart hereof. This Amendment No. 4 and any notices delivered under this Amendment No. 4 may be executed by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment No. 4 or on any notice delivered to Agent under this Amendment No. 4.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWER:

FOOT LOCKER, INC.

By:	/s/ Robert Higginbotham
Name:	Robert Higginbotham
Title:	Senior Vice President, Investor Relations, Corporate Finance and Treasurer

GUARANTORS:

FOOT LOCKER RETAIL, INC.
FOOT LOCKER STORES, INC.
FOOT LOCKER SPECIALTY, INC.
FOOT LOCKER CORPORATE SERVICES, INC.
EUROSTAR, INC.
as to each of the foregoing

By:	/s/ Robert Higginbotham
Name:	Robert Higginbotham
Title:	Senior Vice President and Treasurer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Maggie Townsend
Name:	Maggie Townsend
Its:	Authorized Signatory

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Nicholas J. Balta
Name:	Nicholas J. Balta
Its:	Vice President

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Bonnie J. David
Name:	Bonnie J. David
Its:	Authorized Officer

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

U.S. BANK NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Nykole Hanna
Name:	Nykole Hanna
Its:	Authorized Signatory

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TRUIST BANK, as a Lender

By:	/s/ Kathryn Rachor
Name:	Kathryn Rachor
Its:	Vice President

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Julianne Low
Name:	Julianne Low
Its:	Senior Director

[Amendment No. 4 to Credit Agreement (Foot Locker)]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Swati Bhadada
Name:	Swati Bhadada
Its:	Senior Vice President

[Amendment No. 4 to Credit Agreement (Foot Locker)]

Schedule 1

Conditions Precedent

(a)          Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)          this Amendment No. 4 executed and delivered by duly authorized officers of each Loan Party, each of the Lenders and Agent, and this Amendment No. 4 shall be in full force and effect;

(ii)          an Information Certificate, dated as of the Amendment No. 4 Effective Date;

(iii)          a Borrowing Base Certificate for the Fiscal Quarter ended April 30, 2024, executed by a Responsible Officer of the Borrower;

(iv)          a certificate from a Responsible Officer (which, for purposes of this clause (a)(iv), shall include the secretary or assistant secretary) of each Loan Party, in each case, dated as of the Amendment No. 4 Effective Date, certifying as to and attaching (A) such Loan Party’s Organization Documents (or, if applicable, a certification by a Responsible Officer (including the secretary or assistant secretary) of such Loan Party that there has been no change to any such Organization Documents since the Amendment No. 3 Effective Date), (B) resolutions or other appropriate actions duly adopted by the Board of Directors or equivalent governing body of such Loan Party (or its managing general partner, managing member or equivalent governing body) authorizing this Amendment No. 4 and ratifying the Loan Documents as amended hereby and (C) the incumbency and signatures of the officers or representatives executing this Amendment No. 4 on behalf of such Loan Party;

(v)          a certificate of good standing (or local equivalent) of each Loan Party (to the extent available in the relevant jurisdiction) from the Secretary of State (or other similar official) of the jurisdiction of its organization, dated as of a recent date not more than thirty (30) days prior to the Amendment No. 4 Effective Date;

(vi)          a certificate of a Responsible Officer of the Borrower, certifying (A) that as of the Amendment No. 4 Effective Date, the representations and warranties set forth in Section 8 of this Amendment No. 4 are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), (B) to the Solvency of the Loan Parties, on a Consolidated basis, as of the Amendment No. 4 Effective Date after giving effect to the transactions contemplated hereby to occur on the Amendment No. 4 Effective Date and (C) since February 3, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(vii)          a customary opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Loan Parties, addressed to the Agent and each Lender;

(b)          Agent shall have received an appraisal (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which shall be satisfactory to the Agent, and a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent, in each case, at the cost and expense of the Borrower; provided, however, that the appraisal and commercial finance examination received herein shall be in addition to the appraisals and field examinations that may be required under Section 6.10 of the Credit Agreement at the Loan Parties’ expense;

(c)          no Default or Event of Default shall exist or have occurred and be continuing on the Amendment No. 4 Effective Date;

(d)          Borrower shall have paid, or shall concurrently pay, all fees (including the fees referred to in Section 5 of this Amendment No. 4) and expenses due and payable by it on the Amendment No. 4 Effective Date to the extent invoiced at least one (1) Business Day prior to the Amendment No. 4 Effective Date, including invoiced Credit Party Expenses (to the extent required under the terms of the Credit Agreement) and all amounts under the Fee Letters (to the extent required thereunder); and

(e)          Agent and the Lenders shall have received all documentation and other information regarding the Loan Parties that is required by U.S. regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

Exhibit A to Amendment No. 4 to Credit Agreement

Amended Credit Agreement

[See attached.]

[Execution]

Exhibit A to Amendment No. ~~3~~4 to Credit Agreement

CREDIT AGREEMENT

Dated as of May 19, 2016,
as amended by

Amendment No. 1 to Credit Agreement, dated as of July 14, 2020,

Amendment No. 2 to Credit Agreement, dated as of May 19, 2021, ~~and~~

Amendment No. 3 to Credit Agreement, dated as of April 21, 2023, and

Amendment No. 4 to Credit Agreement, dated as of June 20, 2024 among

FOOT LOCKER, INC.,
as the Borrower,

the Guarantors Named Herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, L/C Issuer and Swing Line Lender,

and

the Other Lenders Party Hereto

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A., and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A., and
U.S. BANK NATIONAL ASSOCIATION,
as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		~~6~~1

1.01	Defined Terms	~~6~~1
1.02	Other Interpretive Provisions	~~61~~59
1.03	Accounting Terms	~~62~~60
1.04	Rounding	~~63~~60
1.05	Times of Day	~~63~~60
1.06	Letter of Credit Amounts	~~63~~60
1.07	Divisions	~~63~~61
1.08	Rates	~~63~~61
1.09	Exchange Rates; Currency Equivalents	~~64~~61
1.10	Additional Alternate Currencies	~~65~~62

Article II THE COMMITMENTS AND CREDIT EXTENSIONS		~~65~~63

2.01	Committed Loans; Reserves	~~65~~63
2.02	Borrowings, Conversions and Continuations of Committed Loans	~~66~~64
2.03	Letters of Credit	~~68~~65
2.04	Swing Line Loans	~~76~~73
2.05	Prepayments	~~78~~76
2.06	Termination or Reduction of Commitments	~~79~~77
2.07	Repayment of Loans	~~80~~78
2.08	Interest	~~80~~78
2.09	Fees	~~81~~79
2.10	Computation of Interest and Fees	~~81~~79
2.11	Evidence of Debt	~~82~~79
2.12	Payments Generally; Agent’s Clawback	~~82~~80
2.13	Sharing of Payments by Lenders	~~84~~81
2.14	Settlement Amongst Lenders	~~84~~82
2.15	~~Reserved~~Increases in Commitments	~~85~~82

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		~~85~~84

3.01	Taxes	~~85~~84
3.02	Illegality	~~88~~87
3.03	Inability to Determine Rate	~~88~~87
3.04	SOFR Option	88
3.05	Increased Costs	~~90~~89
3.06	Compensation for Losses	~~91~~90
3.07	Mitigation Obligations; Replacement of Lenders	91
3.08	Survival	~~92~~91

Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~92~~91

4.01	Conditions of Initial Credit Extension	~~92~~91
4.02	Conditions to all Credit Extensions After the Closing Date	~~95~~94

(i)

Article V REPRESENTATIONS AND WARRANTIES		95

5.01	Existence, Qualification and Power	95
5.02	Authorization; No Contravention	~~96~~95
5.03	Governmental Authorization; Other Consents	~~96~~95
5.04	Binding Effect	96
5.05	Financial Statements; No Material Adverse Effect	96
5.06	Litigation	~~97~~96
5.07	No Default	~~97~~96
5.08	Ownership of Property; Liens	~~97~~96
5.09	Environmental Compliance	~~98~~97
5.10	Insurance	98
5.11	Taxes	~~99~~98
5.12	ERISA Compliance	~~99~~98
5.13	Subsidiaries; Equity Interests	~~100~~99
5.14	Margin Regulations; Investment Company Act;	~~100~~99
5.15	Disclosure	~~100~~99
5.16	Compliance with Laws	100
5.17	Intellectual Property; Licenses, Etc	~~101~~100
5.18	Labor Matters	~~101~~100
5.19	Security Documents	101
5.20	Solvency	~~102~~101
5.21	Deposit Accounts; Credit Card Arrangements	~~102~~101
5.22	Brokers	~~102~~101
5.23	Customer and Trade Relations	~~102~~101
5.24	Casualty	~~102~~101
5.25	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	102

Article VI AFFIRMATIVE COVENANTS		102

6.01	Financial Statements	~~103~~102
6.02	Certificates; Other Information	~~104~~103
6.03	Notices	~~106~~105
6.04	Payment of Obligations	~~108~~107
6.05	Preservation of Existence, Etc	~~108~~107
6.06	Maintenance of Properties	~~108~~107
6.07	Maintenance of Insurance	108
6.08	Compliance with Laws	~~110~~109
6.09	Books and Records; Accountants	~~110~~109
6.10	Inspection Rights	~~110~~109
6.11	Use of Proceeds	~~112~~111
6.12	Additional Loan Parties	~~112~~111
6.13	Cash Management	~~112~~111
6.14	Information Regarding the Collateral	~~114~~113
6.15	Physical Inventories	~~114~~113
6.16	Environmental Laws	~~114~~113
6.17	Further Assurances	~~115~~114
6.18	Compliance with Terms of Leaseholds	~~115~~114
6.19	Post-Closing Matters	~~115~~114
6.20	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	115

(ii)

Article VII NEGATIVE COVENANTS		~~116~~115

7.01	Liens	~~116~~115
7.02	Investments	~~116~~115
7.03	Indebtedness; Disqualified Stock	~~116~~115
7.04	Fundamental Changes	~~116~~115
7.05	Dispositions	~~116~~115
7.06	Restricted Payments	~~117~~116
7.07	Prepayments of Indebtedness	~~117~~116
7.08	Change in Nature of Business	117
7.09	Transactions with Affiliates	117
7.10	Burdensome Agreements	~~118~~117
7.11	Amendment of Material Documents	~~119~~118
7.12	Fiscal Year	~~119~~118
7.13	Financial Covenant	~~119~~118

Article VIII EVENTS OF DEFAULT AND REMEDIES		~~119~~118

8.01	Events of Default	~~119~~118
8.02	Remedies Upon Event of Default	~~122~~121
8.03	Application of Funds	~~123~~122

Article IX THE AGENT		124

9.01	Appointment and Authority	124
9.02	Rights as a Lender	124
9.03	Exculpatory Provisions	~~125~~124
9.04	Reliance by the Agent	~~126~~125
9.05	Delegation of Duties	~~126~~125
9.06	Resignation of Agent	~~126~~125
9.07	Non-Reliance on Agent and Other Lenders	~~127~~126
9.08	No Other Duties, Etc	~~127~~126
9.09	Agent May File Proofs of Claim	~~127~~126
9.1	Collateral and Guaranty Matters	~~128~~127
9.11	Notice of Transfer	128
9.12	Reports and Financial Statements	~~129~~128
9.13	Agency for Perfection	129
9.14	Indemnification of Agent	129
9.15	Relation among Lenders	~~130~~129
9.16	Defaulting Lenders	~~130~~129
9.17	Other Liabilities	132
9.18	Co-Syndication Agent; and Arrangers	~~133~~132
9.19	Intercreditor Agreements	~~133~~132
9.20	Erroneous Payment	133

Article X MISCELLANEOUS		~~135~~134

10.01	Amendments, Etc	~~135~~134
10.02	Notices; Effectiveness; Electronic Communications	136
10.03	No Waiver; Cumulative Remedies	138
10.04	Expenses; Indemnity; Damage Waiver	138

(iii)

10.05	Payments Set Aside	140
10.06	Successors and Assigns	140
10.07	Treatment of Certain Information; Confidentiality	144
10.08	Right of Setoff	145
10.09	Interest Rate Limitation	145
10.10	Counterparts; Integration; Effectiveness	145
10.11	Survival	146
10.12	Severability	146
10.13	Replacement of Lenders	146
10.14	Governing Law; Jurisdiction; Etc	147
10.15	Waiver of Jury Trial	148
10.16	No Advisory or Fiduciary Responsibility	148
10.17	~~USA PATRIOT~~Patriot Act Notice	148
10.18	[Reserved]	~~149~~148
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	149
10.2	Press Releases	149
10.21	Additional Waivers	150
10.22	No Strict Construction	151
10.23	Attachments	151
10.24	Keepwell	151
10.25	Acknowledgement Regarding Any Supported QFCs	151
10.26	MIRE Events	152
10.27	Judgment Currency	152

SIGNATURES		S-1

(iv)

SCHEDULES

1.01	Guarantors
1.02	Immaterial Subsidiaries
1.03	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
6.02	Financial and Collateral Reporting
6.19	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	SOFR Notice
B	Swing Line Loan Notice
C-1	Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification
H	Facility Guaranty
I	[Reserved]
J	Bank Product Provider Letter Agreement
K	Cash Management Provider Letter Agreement

(v)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 19, 2016, among FOOT LOCKER, INC., a New York corporation (the “Borrower”); each Guarantor (as defined below) from time to time party hereto; each lender from time to time party hereto (collectively, the “Lenders”, and each individually, a “Lender”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender; BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents; and WELLS FARGO BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Bookrunners.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“~~1991~~2021 Indenture” means that certain Indenture, dated as of October ~~10~~5, ~~1991~~2021, by ~~Woolworth Corporation, as predecessor in interest to~~ the Borrower, to ~~The~~U.S. Bank ~~of New York~~National Association, as Trustee (as defined therein), in respect of the ~~securities~~notes authorized to be issued in an original principal amount of $~~200,000,000 due January 15, 2022~~400,000,000 due October 1, 2029 as in effect on the ~~Closing~~Amendment No. 4 Effective Date. As of the Amendment No. ~~1~~4 Effective Date, the principal amount of Indebtedness under the ~~Securities is $118,000,000~~Notes (as defined in the 2021 Indenture) is $400,000,000.

“~~1991 Maturing Securities Reserve” means such Availability Reserve as the Agent from time to time determines in its Permitted Discretion as being appropriate to establish and maintain against the Borrowing Base, on or after October 17, 2021, to reflect the amount of Indebtedness outstanding under the 1991 Indenture (except to the extent the entire amount of such Indebtedness has been refinanced pursuant to a Permitted Refinancing or paid in full on or prior to such date).~~

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of~~,~~  another Person or of any business unit, division or line of business of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business of another Person, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store location(s) of any Person (other than the entry into Leases in the ordinary course of business) for which the aggregate consideration payable in connection with such acquisition is $25,000,000 or more, in each case in any transaction or group of transactions which are part of a common plan.

“~~Act~~Additional Commitment Lender” shall have the meaning provided in Section ~~10.17~~2.15(a)(i).

~~“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first day of the third full Fiscal Quarter ending after the Closing Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise reasonably acceptable to the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution and (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Wells Fargo in its capacity as administrative and collateral agent, with all of the powers given to it hereunder and under the other Loan Documents, including administrative powers and powers to hold and maintain security interests in the Collateral, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent Payment Account” means the account of the Agent set forth on Schedule 10.02.

“Agent’s Office” means the Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

~~“Agreement Currency” has the meaning specified in Section 10.27.~~

“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Amendment No. ~~1~~4 Effective Date, the Aggregate Commitments are $600,000,000.

“Agreement” has the meaning given in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.27.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Alternate Currency” means, with respect to any Letter of Credit, Euro and any other currency other than Dollars as may be acceptable to the Agent and the L/C Issuer with respect thereto in their sole discretion.

(2)

“Alternate Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” means any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Letter of Credit Sublimit” means an amount equal to $50,000,000. The Alternate Currency Letter of Credit Sublimit is a subset of the Letter of Credit Sublimit.

“Amendment No. 1” means Amendment No. 1 to Credit Agreement, dated July 14, 2020, by and among the Loan Parties, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 1 Effective Date” means the date on which each of the conditions set forth in Section 3 of Amendment No. 1 have been satisfied or waived.

“Amendment No. 2” means Amendment No. 2 to Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Loan Parties, Agent, and Lenders as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 2 Effective Date” means the date on which each of the conditions set forth in Section 3 of Amendment No. 2 have been satisfied.

“Amendment No. 3” means Amendment No. 3 to Credit Agreement, dated as of the Amendment No. 3 Effective Date, by and among the Loan Parties, Agent, and Lenders as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 3 Effective Date” means the date on which each of the conditions set forth in Section 4 of Amendment No. 3 have been satisfied.

“Amendment No. 4” means Amendment No. 4 to Credit Agreement, dated as of the Amendment No. 4 Effective Date, by and among the Loan Parties, Agent, and Lenders as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Amendment No. 4 Effective Date” means the date on which each of the conditions set forth on Schedule 1 of Amendment No. 4 have been satisfied.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that ~~relate~~relates to money laundering or any financial record keeping and reporting requirement related thereto.

(3)

“Applicable Commitment Fee Percentage” means (a) ~~two-tenths of one percent (0.20%),~~for the period through and including the date immediately prior to the Amendment No. ~~1~~4 Effective Date, ~~and (b) one-half of one percent (0.50%) on~~the applicable percentages set forth in this definition immediately prior to the Amendment No.~~1~~ 4 Effective Date, (b) from and after the Amendment No. 4 Effective Date until the first Adjustment Date thereafter, 0.375%, and (c) from and after the first Adjustment Date following the Amendment No. 4 Effective Date and at all times thereafter ~~until and but not including~~, the applicable percentage set forth in the grid below based upon the Average Quarterly Availability for the most recent Fiscal Quarter ended immediately preceding the Amendment No. ~~2~~4 Effective Date ~~and (c) on the Amendment No. 2 Effective Date and at times thereafter, one-quarter of one percent (0.25%).~~(which shall be an Adjustment Date) and each Adjustment Date thereafter; provided, that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Commitment Fee Percentage would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, the applicable Commitment Fee shall be immediately recalculated at such higher Applicable Commitment Fee Percentage for any applicable periods and shall be due and payable (to the extent not already paid) on demand:

Average Quarterly Availability	Applicable Commitment Fee Percentage
Equal to or greater than 50% of the Aggregate Commitments	0.375%
Less than 50% of the Aggregate Commitments	0.25%

“Applicable Lenders” means the Required Lenders, the Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)         from and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below as in effect prior to the Amendment No. 1 Effective Date;

(b)         for the period from the first Adjustment Date after the Closing Date through and including the date immediately prior to the Amendment No. 1 Effective Date, the margins set forth in the pricing grid set forth in this definition immediately prior to the Amendment No. 1 Effective Date;

(c)         for the period from the Amendment No. 1 Effective Date through and including the date immediately prior to the Amendment No. 2 Effective Date, the margins set forth in the pricing grid set forth in this definition under clause (c) thereof and determined in accordance with clause (c) thereof immediately prior to the Amendment No. 3 Effective Date;

(d)         for the period from the Amendment No. 2 Effective Date through and including the date immediately prior to the Amendment No. 3 Effective Date, the margins set forth in the pricing grid set forth in this definition under clause (d) thereof and determined in accordance with clause (d) thereof immediately prior to the Amendment No. 3 Effective Date; ~~and~~

(e)         for the period from the Amendment No. 3 Effective Date through and including the date immediately prior to the Amendment No. 4 Effective Date, the margins set forth in the pricing grid set forth in this definition under clause (e) thereof and determined in accordance with clause (e) thereof immediately prior to the Amendment No. 4 Effective Date;

(4)

(~~e~~f)         from and after the Amendment No. ~~3~~4 Effective Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Quarterly Availability for the most recent Fiscal Quarter ended immediately preceding the Amendment No. ~~3~~4 Effective Date (which shall be an Adjustment Date) and each Adjustment Date thereafter; provided, that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

Level	Average Quarterly Availability	Applicable SOFR Margin	Applicable Base Rate Margin
I	Equal to or greater than 66% of the Aggregate Commitments	~~1.25~~1.50%	~~0.25~~0.50%
II	Greater than 33.0% of the Aggregate Commitments but less than 66% of the Aggregate Commitments	~~1.50~~1.75%	~~0.50~~0.75%
III	Equal to or less than 33% of the Aggregate Commitments	~~1.75~~2.00%	~~0.75~~1.00%

“Applicable Percentage” means with respect to any Lender at any time, the fraction expressed as a percentage (carried out to the ninth decimal place), the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have terminated or expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means with respect to the Loan Parties’ Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Loan Parties’ Eligible Inventory as set forth in the inventory stock ledger of the Loan Parties, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

(5)

“Arrangers” means, collectively, Wells Fargo, JPMorgan Chase Bank, N.A., ~~BofA Securities, Inc~~Bank of America, N.A., and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended February 1, 2020, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)         the Loan Cap as of such date

minus

(b)         the Total Outstandings as of such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

(6)

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria (in respect of calculation of Eligible Credit Card Receivables, Eligible Inventory or Eligible In-Transit Inventory), such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent with respect to leased locations (both Stores and distribution centers and warehouses) in Landlord Lien States to the extent a Collateral Access Agreement with respect to such locations has not been obtained (which reserve shall not, unless an Event of Default has occurred and is continuing (in which event there shall be no dollar limitation), exceed two (2) months’ rent); (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which have priority over the interests of the Agent in the Collateral; (iv) during a Cash Dominion Event, salaries, wages and benefits due to employees of Borrower or any other Loan Party, (v) customer credit liabilities consisting of the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Loan Parties, and (c) liabilities in connection with frequent shopping programs of the Loan Parties, (vi) deposits made by customers with respect to the purchase of goods or the performance of services and layaway obligations of the Loan Parties, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may be pari passu with or have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves, (xii) ~~1991 Maturing Securities Reserve~~[reserved], (xiii) a reserve to reflect the amount of employee wage claims that an employee or a state or agency thereof may have against a Loan Party for employee wages that have priority over the Lien of the Agent in any of the Collateral as a matter of statute, (xiv) royalties payable in respect of licensed merchandise, and (xv) a reserve in an amount determined by the Agent in its Permitted Discretion to reflect any fluctuation in the currency in which Alternate Currency Letters of Credit are denominated.~~In the event that a 1991 Maturing Securities Reserve is established, such Reserve shall be eliminated upon Agent~~’~~s receipt of evidence, in form and substance satisfactory to Agent, that the 1991 Maturing Securities have been paid in full (other than contingent obligations not then due and payable).~~

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including~~, for the avoidance of doubt,~~  any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(d)(i)(D).

“Average Quarterly Availability” means, for any Fiscal Quarter, an amount equal to the sum of Availability for each day of such Fiscal Quarter divided by the actual number of days in such Fiscal Quarter, as determined by the Agent, which determination shall be conclusive absent manifest error.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(7)

“Bank Product Obligations” means any obligation on account of any transaction with a Bank Product Provider, which arises out of any Bank Product entered into with any Loan Party or any Subsidiary of any Loan Party and any such Person, as each may be amended from time to time; provided, that, in order for any item described in clause (~~b~~a)(ii) of the definition of Bank Products to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if reasonably requested by the Agent, the Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Bank Product to any Loan Parties or their Subsidiaries, as applicable (and with respect to Bank Products provided to any Loan Party or any Subsidiary of any Loan Party, on the Amendment No. ~~1~~4 Effective Date, for which no Bank Product Provider Letter Agreement was previously provided to Agent, within ten (10) days of the Amendment No. ~~1~~4 Effective Date).

“Bank Product Provider” means the Agent, any Lender ~~or~~, any Affiliate of the Agent or any Lender (in each case, determined at the time the relevant Bank Product Letter Agreement is entered into), or any Qualified Counterparty, in each case, that provides any Bank Products to a Loan Party or any Subsidiary of any Loan Party.

“Bank Product Provider Letter Agreement” means a letter agreement, which shall be substantially in the form of Exhibit J, duly executed by the applicable Bank Product Provider, the Borrower (and in addition, any applicable Loan Party or Subsidiary of any Loan Party), and the Agent.

“Bank Products” means (a) any services or facilities provided to any Loan Party or any Subsidiary of any Loan Party by the Agent or any Bank Product Provider (but excluding Cash Management Services) including, without limitation, on account of (~~a~~i) Swap Contracts, (~~b~~ii) merchant services constituting a line of credit, (~~c~~iii) leasing, and (~~d~~iv) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, and (b) letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments, in each case, issued under any Specified L/C Facility, so long as the issuer thereof is a Qualified Counterparty.

“Bank Products Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties or any Subsidiaries of any Loan Party with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) one percent (1.00%) per annum, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus ~~1%~~one percent (1.00%) per annum, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(d)(i)(A).

(8)

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to a then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(9)

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to a then-current Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to a then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(d)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(d)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Borrower” has the meaning assigned to such term in the introduction of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

(10)

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)         ninety percent (90%) multiplied by the face amount of Eligible Credit Card Receivables;

plus

(b)         the Cost of Eligible Inventory net of Inventory Reserves, multiplied by ninety percent (90%) multiplied by the Appraised Value of such Eligible Inventory;

minus

(c)         the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower.

“Borrowing Base Type Collateral” means the Accounts, Credit Card Receivables, Payment Intangibles and Inventory of the Loan Parties.

“Business” means, at any time, a collective reference to the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and similar, ancillary or related businesses.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, but excluding (a) Capital Lease Obligations incurred by a Person during such period; (b) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business; (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of the Borrower and its Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of the Borrower and its Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and other capital expenditures arising pursuant to sale-leaseback transactions not prohibited hereunder. For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the equipment being traded in by the seller of such new equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

(11)

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that ~~for the avoidance of doubt~~, any lease that is accounted for as an operating lease in accordance with GAAP as of the Closing Date and any similar lease entered into after the Closing Date may, in the sole discretion of the Borrower, be accounted for as an operating lease and not as a capital lease, and any obligations thereunder shall not constitute “Capital Lease Obligations”.

“Cash Collateral Account” means an account (which may be non-interest bearing) established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrower to maintain Availability at any time of amount equal to or greater than ~~twenty~~twelve and one-half percent (~~20~~12.5%) of the Loan Cap for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option or at the request of Required Lenders (i) so long as such Specified Event of Default exists, and/or (ii) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Availability as required hereunder, until Availability has exceeded ~~twenty~~twelve and one-half percent (~~20~~12.5%) of the Loan Cap for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that, a Cash Dominion Event shall be deemed continuing (even if a Specified Event of Default is no longer continuing and/or Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on four (4) occasion(s) after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties or any Subsidiary of any Loan Party from one or more DDAs are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Cash Management Provider” means the Agent, any Lender or any Affiliate of the Agent or any Lender (determined at the time the relevant Cash Management Provider Letter Agreement is entered into) that provides any Cash Management Services to a Loan Party or its Subsidiaries; provided that (i) if the applicable Cash Management Provider is Wells Fargo or any of its Affiliates, then, if reasonably requested by the Agent, the Agent shall have received a Cash Management Provider Letter Agreement within ten (10) days after the date of such request or (ii) if the applicable Cash Management Provider is any other Person, the Agent shall have received a Cash Management Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Cash Management Services to any Loan Parties or their Subsidiaries, as applicable (and with respect to Cash Management Services provided to any Loan Party or any Subsidiary of any Loan Party, on the Amendment No. 1 Effective Date, for which no Cash Management Provider Letter Agreement was previously provided to Agent, within ten (10) days of the Amendment No. 1 Effective Date).

(12)

“Cash Management Provider Letter Agreement” means a letter agreement, which shall be substantially in the form of Exhibit K, duly executed by the applicable Cash Management Provider, the Borrower (and in addition, any applicable Loan Party or Subsidiary of any Loan Party) and the Agent.

“Cash Management Reserves “ means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties and or their Subsidiaries with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party or any Subsidiary of any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation; (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards, and (f) credit or debit cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Subsidiary that is (i) a controlled foreign corporation under Section 957 of the Code, (ii) a Subsidiary substantially all of the assets of which consist of Equity Interests in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for United States federal income tax purposes, substantially all of the assets of which consist of more than sixty-five percent (65%) of the voting Equity Interests of a Subsidiary described in clauses (i) or (ii) of this definition.

“Change in Law” means the occurrence, after the ~~date of this Agreement~~Amendment No. 4 Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case of the foregoing be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(13)

“Change of Control” means an event or series of events by which:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the ~~Securities~~ Exchange Act ~~of 1934~~, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the ~~Securities~~ Exchange Act ~~of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)~~), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis ~~(and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right)~~; provided, that, notwithstanding the foregoing, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; or

(b)         any “change in control” (or such other analogous defined term referring to a similar event, in each case, as defined in any document governing Material Indebtedness of any Loan Party) with respect to the Borrower occurs (excluding any “change of control” (or such other analogous defined term) under any Material Indebtedness of an Acquisition target that occurs as a result of the consummation of such Acquisition); or

(c)         the Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than ~~the Liens in favor of the Agent and other~~ Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is the date of this Agreement.

“Co-Syndication Agents” means Bank of America, N.A., JPMorgan Chase Bank, N.A., and U.S. Bank, National Association, each in their capacities as Co-Syndication Agents.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of a Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate and (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

(14)

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.15).

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Increase” has the meaning specified in Section 2.15(a)(i).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean a Person or Affiliate of any Person that operates, manages or controls the operation of sportswear or footwear retailers, and/or has entered into any agreement to control or is under common control with, in each case, directly or indirectly, any entity that operates, manages or controls the operation of sportswear or footwear retailers; provided that the foregoing shall not include (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(b).

“Conforming Changes” means, with respect to either the use ~~or administration of Term SOFR or the use, administration~~, adoption or implementation of any proposed Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods), ~~the applicability of Section 3.04(d)(i)(B) and other technical, administrative or operational matters) that Agent~~in each case, that the Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the ~~use and~~ administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides ~~(~~, in consultation with the Borrower~~)~~, that adoption of any portion of such market practice is not administratively feasible or ~~if Agent determines~~ that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

~~“Concentration Account” has the meaning provided in Section 6.13(b).~~

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

(15)

“Consolidated Cash Interest Charges” means, for any Measurement Period, Consolidated Interest Charges paid in cash of the Borrower and its Subsidiaries on a Consolidated basis, minus the sum (without duplication) of any of the following to the extent deemed to be included in Consolidated Interest Charges payable in cash with respect to such Measurement Period: (a) arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums, (b) any cash costs associated with breakage or termination in respect of hedging agreements for interest rates and costs and fees associated with obtaining Swap Contracts and fees payable thereunder and (c) fees and expenses associated with the consummation of the transactions contemplated hereby.

“Consolidated EBITDA” means, at any date of determination, for any Measurement Period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a Consolidated basis, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) any other non-cash charges or expenses reducing such Consolidated Net Income (other than any non-cash charges and expenses that result in an accrual of a reserve for cash charges in any future Measurement Period that Borrower elects not to add back in the current Measurement Period; provided that, if such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future Measurement Period, the cash payment in respect thereof in such future Measurement Period shall be subtracted from Consolidated EBITDA to the extent the Borrower elected to previously addback such amounts to Consolidated EBITDA), (v) costs, fees and expenses in connection with the transactions contemplated hereby and by the other Loan Documents, any Permitted Acquisition or any other Permitted Investment or Disposition, in each case, whether or not consummated, (vi) impairment charges and asset write-offs pursuant to GAAP and any non-cash stock compensation expenses, (vi) any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments and (viii) any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business)) (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Measurement Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued, (iii) the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments during such Measurement Period and (iv) any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Measurement Period (in each case of or by the Borrower and its Subsidiaries during such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP. Consolidated EBITDA shall be further adjusted: (x) to include the Consolidated EBITDA any Person, property, business or asset acquired by the Borrower or any Subsidiary during such Measurement Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition), determined as if references to the Borrower and its Subsidiaries in Consolidated Net Income and other defined terms herein and therein were to such Person and its Subsidiaries and (y) to exclude the Consolidated EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Subsidiary during such Measurement Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer or disposition), determined as if references to the Borrower and its Subsidiaries in Consolidated Net Income and other defined terms herein and therein were to such Person and its Subsidiaries.

(16)

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to any Measurement Period, the ratio of (a) (i) Consolidated EBITDA for such Measurement Period minus (ii) Capital Expenditures made during such Measurement Period minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash (net of the aggregate amount of Federal, state, local and foreign income tax refunds received in cash) during such Measurement Period to (b) the sum of (i) Debt Service Charges for such Measurement Period, plus (ii) the aggregate amount of all Restricted Payments paid in cash by the Borrower during such Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, (ii) all interest paid or payable with respect to discontinued operations and (iii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (b) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) in each case of or by the Borrower and its Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, for any Measurement Period the net income of the Borrower and its Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP, provided, that, there shall be excluded therefrom (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, and (c) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means with respect to a “deposit account” (as defined in the UCC) or a “securities account” (as defined in the UCC) established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control, pursuant to Section 9-104 or Section 8-106 of the UCC or other applicable section of the UCC, of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Cost” means the lower of cost or market value of Inventory, based upon the Loan Parties’ accounting practices, known to the Agent, which practices are in effect on the Closing Date (it being understood that such changes as may be permitted by GAAP will be permitted) as such calculated cost is determined from invoices received by the Loan Parties, the Loan Parties’ purchase journals or the Loan Parties’ stock ledger. “Cost” does not include inventory capitalization costs or other non‑purchase price charges (such as freight) used in the Loan Parties’ calculation of cost of goods sold.

(17)

“Covenant Compliance Period” means either (a) that a Specified Event of Default has occurred and is continuing, or (b) Availability at any time is less than or equal to the greater of (a) $60,000,000 or (b) ten percent (10%) of the Loan Cap. For purposes hereof, the occurrence of a Covenant Compliance Period shall be deemed continuing at the Agent’s option or at the request of Required Lenders (i) so long as such Specified Event of Default exists, and/or (ii) if the Covenant Compliance Period arises as a result of the failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) $60,000,000 or (y) ten percent (10%) of the Loan Cap for forty-five (45) consecutive days, in which case a Covenant Compliance Period shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Compliance Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Period in the event that the conditions set forth in this definition again arise.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card ~~Notifications~~Notification” has the meaning provided in Section 6.13(a)(i).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

~~“Credit Card Notifications~~” ~~has the meaning provided in Section 6.13(a)(i).~~

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) and Account, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor, in each case, in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) the ~~Arranger~~Arrangers, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (vi) any Bank Product Provider (including each Qualified Counterparty) or Cash Management Provider, and (b) collectively, all of the foregoing.

(18)

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (b) with respect to the L/C Issuer, and its Affiliates (without duplication of the expenses referred to in Section 2.03), all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided, that, the Agent, the L/C Issuer, such Credit Parties and their respective Affiliates shall be entitled to reimbursement for no more than one counsel representing all such Persons (absent a conflict of interest with respect to which the Persons affected by such conflict of interest inform the Borrower in writing of the existence of such conflict of interest prior to retaining additional counsel, one additional counsel for each group of similarly situated Persons).

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, which notice the Agent acknowledges and agrees will not be given unless an Event of Default or a Cash Dominion Event has occurred and is continuing, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties (other than any Excluded Deposit and Securities Accounts). All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Cash Interest Charges required to be paid for such Measurement Period, plus (b) the principal amount of all scheduled amortization payments required to be made in cash by the Borrower or any of its Subsidiaries on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(19)

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, unless cured or waived, would ~~be~~constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, that, with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for SOFR Loans, as applicable, plus two percent (2%) per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans ~~within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to Agent, L/C Issuer, or any other Lender~~, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay to any Credit Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) ~~within two (2) Business Days of the date when due~~, (b) has notified the Borrower, the Swing Line Lender, the Agent or the L/C Issuer in writing (which notice shall be promptly distributed to the Borrower following receipt of such notice by the Swing Line Lender, the Agent or the L/C Issuer) that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a ~~Bail-in~~Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender, and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

(20)

“Disposition” or “Disposed” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests other than Equity Interests of Borrower) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person. “Dispose” has a meaning correlative thereto.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America, any State thereof or the District of Columbia (excluding~~, for the avoidance of doubt,~~ any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

(21)

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned or operated for the benefit of a natural person) approved by (i) the Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include (x) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (y) any Defaulting Lender or (z) any Competitor.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount of the Eligible Credit Card Receivables to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication of any Reserves or any of the following clauses (a) through (j) or otherwise, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances offered by the Loan Parties, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)         Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC) or an “account” (as defined in the UCC);

(b)         Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)         Credit Card Receivables (i) that are not subject to a perfected first‑priority security interest in favor of the Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (in each case, other than Liens granted to the Agent pursuant to the Security Documents and Permitted Encumbrances) (it being understood and agreed that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(22)

(d)         Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such disputed amount, claim, counterclaim, offset or chargeback);

(e)         Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)         Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)         Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)         Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)         Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j)         Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection due to a material adverse change in the financial condition of a Credit Card Processor and/or Credit Card Issuer.

“Eligible In-Transit Inventory” means, as of any date of determination (without duplication of any other Eligible Inventory), In-Transit Inventory:

(a)         which has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b)         for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c)         for which the document of title reflects a Loan Party as consignee or, if requested by the Agent, names the Agent as consignee, and in each case as to which the Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d)         which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance); and

(e)         which otherwise would constitute Eligible Inventory.

(23)

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (I) Eligible In-Transit Inventory and (II) other items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Loan Party’s business, in each case that, except as otherwise agreed by the Agent, (A) complies in all material respects with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)         Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;

(b)         Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;

(c)         (i) Inventory that is not located in the United States of America (excluding territories or possessions of the United States) except Eligible In-Transit Inventory that is otherwise Eligible Inventory; (ii) Inventory that is not located at a location that is owned or leased by a Loan Party, except Inventory in transit between locations in the continental United States of America that are owned or leased by a Loan Party or locations which meet the criteria set forth in clause (iii) below or (iii) to the extent that the Loan Parties have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent as set forth in clause (e) below;

(d)         In-Transit Inventory (including otherwise Eligible In-Transit Inventory) until such time as the Agent is satisfied, in its reasonable discretion, with the Loan Parties’ reporting practices with respect to such Inventory are adequate and otherwise deems such In-Transit Inventory to be Eligible In-Transit Inventory hereunder;

(e)         Inventory that is located in a distribution center or warehouse leased by a Loan Party unless (i) such distribution center or warehouse is owned by another Loan Party, (ii) with respect to any distribution center or warehouse that is located in a Landlord Lien State, the applicable lessor has delivered to the Agent, if requested by the Agent, a Collateral Access Agreement or the Agent has established an Availability Reserve (in an aggregate amount not to exceed two (2) months’ rent unless an Event of Default has occurred and is continuing, in which event there shall be no dollar limitation), or (iii) such Inventory is located at a distribution or warehouse center where the aggregate book value of Inventory at such location is less than $15,000,000;

(f)         Inventory of the Loan Parties in trailers but not processed at month end and early receipts for non-quarter end months;

(g)         Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work‑in‑process, raw materials (but not excluding, for example, blank apparel), or that constitute spare parts, promotional, marketing, samples, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are layaway merchandise, (vi) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(h)         Inventory that is not subject to a perfected first‑priority security interest in favor of the Agent or is subject to any other Lien, other than the Lien of the Agent and those permitted by clauses (a), (b), (e), and (o) of the definition of Permitted Encumbrance (and in addition with respect to Eligible In-Transit Inventory, statutory Liens in favor of carriers under clause (b) of the definition of Permitted Encumbrances, subject to Agent’s right to establish a Reserve in respect thereof) and any other Liens permitted under this Agreement provided, that, such Liens are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such Lien and the Agent);

(24)

(i)         Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(j)         Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;

(k)         Inventory to be sold pursuant to the Loan Parties’ catalogue and internet business;

(l)         Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party (i) from which any Loan Party or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement that limits such Loan Party’s ability to sell such Inventory or (ii) interferes with Agent’s right to Dispose of such Inventory after the occurrence of an Event of Default; or

(m)         Inventory acquired in a Permitted Acquisition, until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent (provided that, if such Inventory is of a type usually sold in the applicable Loan Party’s business, the Borrower may include up to $25,000,000 of such Inventory (using the formula set forth in the calculation of the Borrowing Base) as Eligible Inventory without the necessity of Agent’s conducting of a field examination or an appraisal of such Inventory).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting; provided that “Equity Interests” shall not include any instrument evidencing Indebtedness which is convertible or exchangeable into Equity Interests.

(25)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to the Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 9.20.

~~“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.20.~~

~~“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.20.~~

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.20(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” ~~has~~means any of the ~~meaning~~events specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Deposit and Securities Accounts” shall have the meaning given thereto in the Security Agreement.

(26)

“Excluded Swap Obligation” means, with respect to any ~~Guarantor~~Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such ~~Guarantor~~Loan Party of, or the grant by such ~~Guarantor~~Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such ~~Guarantor~~Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other Credit Party, the following: (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in any Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 10.13) or (ii) such Lender designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding Tax, (e) Taxes attributable to the failure of the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder to comply with Section 3.01(e) and (f) U.S. federal withholding Tax imposed under FATCA.

~~“Executive Order” has the meaning set forth in Section 10.18.~~

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 27, 2012, by and among the Borrower, Bank of America, N.A., as administrative agent and collateral agent thereunder, and the lenders party thereto (as amended or otherwise modified and in effect immediately prior to the effectiveness of this Agreement on the Closing Date).

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.03.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty, dated as of the Closing Date, made by the Guarantors in favor of the Agent on behalf of the other Credit Parties in substantially the form of Exhibit H hereto, as the same now exists or may hereafter be amended, modified, supplemented, renewed or restated.

“FATCA” means Sections 1471 through 1474 of the Code, as of the ~~date of this Agreement~~Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

(27)

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means, collectively, (a) the Second Amended and Restated Fee Letter, dated as of the Amendment No. ~~1~~4 Effective Date, by and between the Borrower and the Agent, and (b) each Arranger Fee Letter, dated as of the Amendment No. 4 Effective Date, by and between the Borrower and the Arranger party thereto.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Flood Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means 0%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States ~~set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.~~.

(28)

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, ~~taxing~~Tax, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for the payment of money for collection or deposit, in either case in the ordinary course of business). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made ~~or, if~~and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless the related primary payment obligation, or portion thereof, and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, ~~the~~in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Borrower set forth on Schedule 1.01 hereto and each other Subsidiary of the Borrower that shall be required to, or elects to, at the option of the Borrower, execute and deliver a Facility Guaranty pursuant to Section 6.12, in each case, unless and until such Person is released, pursuant to the terms of the Loan Documents as a Guarantor hereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Immaterial Subsidiary” means those Persons specified on Schedule 1.02 hereto and each other Subsidiary of the Borrower that has been designated by the Borrower in writing to the Agent as an “Immaterial Subsidiary” for purposes of this Agreement and the other Loan Documents, provided, that, for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries~~,~~ (and after eliminating intercompany obligations) as of the end of ~~the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) hereof,~~any Measurement Period equal or exceed five percent (5%) of the Consolidated total assets of the Borrower and its Subsidiaries (and in the event that the total assets of all Immaterial Subsidiaries as tested at the end of any ~~Fiscal Quarter~~such completed period of four (4) Fiscal Quarters exceed five percent (5%) of the Consolidated total assets of the Borrower and its Subsidiaries, such Subsidiaries shall no longer be deemed to be Immaterial Subsidiaries and the Borrower shall designate and cause any such Domestic Subsidiaries to become Loan Parties as set forth in Section 6.12 hereof), or (ii) the gross revenues of all Immaterial Subsidiaries for any Measurement Period equal or exceed five percent (5%) of the Consolidated gross revenues of the Borrower and its Subsidiaries for such Measurement Period, in each case as determined in accordance with GAAP; provided, that, no Loan Party shall at any time be deemed to be an Immaterial Subsidiary.

(29)

“In-Transit Inventory” means, as of any date of determination thereof, Inventory which has been shipped from a location outside of the United States for receipt by a Loan Party, but which has not yet been delivered to such Loan Party.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(a)(iv).

“Incremental Amendment” shall have the meaning provided therefor in Section 2.15(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)         net obligations of such Person under any Swap Contract;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created~~);~~, (y) accrued expenses not past due arising in the ordinary course of business, and (z) earn-out obligations contingent upon performance of an acquired business, except to the extent such obligations would be required to be reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP);

(e)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property ~~owned~~of or being purchased by such Person ~~(including indebtedness arising under conditional sales or other title retention agreements)~~, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)         all Attributable Indebtedness of such Person;

(g)         all obligations of such Person with respect to Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)         all Guarantees of such Person in respect of any of the foregoing.

(30)

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture (but only to the extent of such Indebtedness of such partnership or joint venture for which such Person is liable), unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“~~Indemnitees~~Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Certificate” has the meaning specified in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs), unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; any Loan Party’s rights in any license agreements related to any of the foregoing; all intellectual property rights in books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data and databases related thereto; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3 or 6 months thereafter; provided, that (a) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable, (c) ~~Borrowers~~Borrower may not elect an Interest Period which will end after the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 3.04(d)(i)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

(31)

~~“In-Transit Inventory” means, as of any date of determination thereof, Inventory which has been shipped from a location outside of the United States for receipt by a Loan Party, but which has not yet been delivered to such Loan Party.~~

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the salability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)         obsolescence;

(b)         seasonality;

(c)         Shrink;

(d)         imbalance;

(e)         change in Inventory character;

(f)         change in Inventory composition;

(g)         change in Inventory mix;

(h)         markdowns (both permanent and point of sale); and

(i)         retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any acquisition of Store locations of any Person for which the aggregate consideration payable in connection with such acquisition is greater than $50,000,000, in each case in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

(32)

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other applicable Loan Documents (including without limitation, the Security Agreement, the Information Certificate, and the Facility Guaranty) in the same capacity and to the same extent as a Guarantor.

“Judgment Currency” has the meaning assigned to such term in Section 10.27.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Individual Sublimit” means, with respect to any L/C Issuer, an amount equal to (a) with respect to Letters of Credit issued by Lenders who are L/C Issuers as of the Amendment No. 4 Effective Date, the respective amounts set forth on Schedule 2.01 with respect to Letters of Credit and/or Alternate Currency Letters of Credit, as applicable, and (b) with respect to Letters of Credit issued by any other Lender who may become an L/C Issuer after the Amendment No. 4 Effective Date, the amount or amounts with respect to Letters of Credit and/or Alternate Currency Letters of Credit, as applicable, agreed to by such L/C Issuer and the Borrower, upon notice to the Agent, in each case, as such amount or amounts may be increased for an L/C Issuer as agreed to by such L/C Issuer and the Borrower, upon notice to the Agent. No L/C Issuer’s L/C Individual Sublimit may exceed such Lender’s Commitment.

“L/C Issuer” means (a) Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Borrower, with the consent of the Agent (not to be unreasonably withheld or delayed) and such Lender), (b) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, Bank of America, N.A., and (c) those Lenders listed as L/C Issuers on Schedule 2.01 and any other Lender selected by the Borrower, with the consent of the Agent (not to be unreasonably withheld or delayed) and such Lender. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or any branch of the L/C Issuer and/or for such Affiliate or branch to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” means, as at any date of determination, and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Any letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments issued under a Specified L/C Facility shall not constitute Letters of Credit, and amounts thereunder (whether undrawn or drawn but unreimbursed) shall not constitute L/C Obligations.

(33)

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit; provided, however, letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments issued under a Specified L/C Facility shall not constitute Letters of Credit.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $80,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, that, if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Commitments.

(34)

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, ~~the~~each Fee Letter, all Borrowing Base Certificates, ~~the Control Agreements, the Credit Card Notifications,~~ the Security Documents, the Facility Guaranty, each Request for Credit Extension, and any other instrument or agreement now or hereafter executed and delivered in connection herewith (but, in all cases, excluding any instrument or agreement executed and delivered in connection with any Cash Management Services and Bank Products (including any Specified L/C Facilities)).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning given in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Loan Parties taken as a whole or the Borrower and its Subsidiaries taken as a whole (other than resulting from the temporary closure of the Loan Parties’ store locations and other operational disruptions affecting the Loan Parties or the ~~Borrowers~~Borrower and their Subsidiaries, as applicable, in each case as a direct result of the COVID-19 pandemic, that have been either (i) disclosed to the Agent and the Lenders, in writing, and/or (ii) disclosed in publicly available filings made with the SEC, in each case, prior to June 30, 2020); (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party.

“Material Indebtedness” means (a) Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $50,000,000 and (b) Indebtedness incurred by the Loan Parties pursuant to the ~~1991~~2021 Indenture. For purposes of determining the amount of Material Indebtedness at any time, (i) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, and (ii) undrawn committed or available amounts shall be included.

(35)

“Maturity Date” means ~~July 14, 2025~~ the earlier of (a) June 20, 2029 and (b) the date that is ninety-one (91) days prior to the maturity of any of the Notes (as defined in the 2021 Indenture).

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four (4) Fiscal Quarters for which Agent has received financial statements as required under the terms of this Agreement; provided, that, if Agent is requiring delivery of monthly financial statements, the Measurement Period shall be the most recently completed twelve (12) Fiscal Months for which Agent has received financial statements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)         with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents); plus (B) out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions and other taxes that are paid or reasonably expected to be payable in connection therewith) paid by any Loan Party to third parties (other than Affiliates); plus (C) amounts provided as a funded reserve against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds); plus (D) cash escrows (unless and until released to a Loan Party) from the sale price of such Disposition.

(b)         with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses (including, without limitation, legal expenses, other fees and commissions and taxes that are paid or reasonably expected to be payable in connection therewith), incurred by such Loan Party in connection therewith.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender other than a Defaulting Lender.

“Note” means (a) a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C-1, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

(36)

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) all Other Liabilities; provided, that, (x) the Obligations shall not include any Excluded Swap Obligations, and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of any Cash Management Provider or Bank Product Provider (including any Qualified Counterparty).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, ~~joint venture, trust or~~its certificate of partnership (if any) and its partnership agreement; (d) with respect to any other form of business entity, ~~the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in~~such other organizational documents required by applicable Law or customary under the jurisdiction ~~of its formation or organization and, if applicable, any certificate or articles of formation or organization of such~~in which such entity is organized to document the formation and governance principles of such type of entity~~,~~; and (~~d~~e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interests in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any Bank Product Obligations.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

(37)

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, the following: that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) immediately before and immediately after giving effect to such transaction or payment, Availability is equal to or greater than fifteen percent (15%) of the Loan Cap, (c) immediately after giving effect to such transaction or payment, projected Availability as of the last day of the immediate six (6) Fiscal Months ending following such transaction or payment is equal to or greater than fifteen percent (15%) of the Loan Cap after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such six (6)-month period, and (d) Agent shall have received a certificate of a Responsible Officer of Borrower certifying as to compliance with the preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required thereby. Calculations of the Borrowing Base for purposes of determining Availability pursuant to clause (b) above, shall be made using the most recently delivered Borrowing Base Certificate required to be delivered to Agent prior to such payment or transaction. It is understood and agreed that projections of Availability required to be made pursuant to clause (c) above shall be prepared in good faith and like all projections to be delivered pursuant to Section 6.01(d) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that no assurance is given that any particular projected Availability will be realized, and that actual results may differ and that such differences may be material.

“Payment Notice” has the meaning set forth in Section 9.20(a).

“Payment Recipient” has the meaning set forth in Section 9.20.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

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“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)         any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Loan Party under this Agreement;

(b)         the Loan Parties shall have satisfied the Payment Conditions (determined, at the Borrower’s option, as of the closing date of such Acquisition, or the date of the execution of the definitive agreement with respect to such Permitted Acquisition, so long as the date upon which such definitive agreement is executed is not more than sixty (60) days prior to the closing date of such Acquisition),

(c)         if any Loans are then outstanding under this Agreement or if any proceeds of the Loans shall be used to consummate such Acquisition and such Acquisition involves consideration in excess of $50,000,000:

(i)         such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition (or, if it previously has made such an announcement, shall have announced that it no longer opposes such Acquisition), or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law,

(ii)         the Borrower shall have furnished the Agent with at least fifteen (15) days’ prior written notice (or such shorter period as the Agent shall agree) of such intended Acquisition and upon the reasonable request of the Agent and to the extent readily available to the Loan Parties, shall have furnished the Agent with a current draft of the primary acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, and, to the extent requested by the Agent, appropriate financial statements of the Person which is the subject of such Acquisition for such periods as the Agent shall reasonably request (which period shall extend no later than twelve (12) months after the date of such Acquisition); provided that neither the Borrower nor any of its Subsidiaries shall be required to provide any information (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or any bona fide agreement binding on the Borrower or its Subsidiaries or the applicable acquisition target or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

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“Permitted Acquisition Indebtedness” means any Indebtedness incurred in connection with the consummation of by one or more Loan Parties or their Subsidiaries of a Permitted Acquisition, which Indebtedness is in the form of one or more series of secured or unsecured debt securities, or term loans; provided, that,

(a)         as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists or has occurred and is continuing,

(b)         (i) the proceeds of such Indebtedness shall be used solely to (A) pay the cash consideration, (B) pay the transaction fees and expenses, (C) repay or refinance any debt incurred by or secured against the Person or assets being acquired and/or (D) be deposited into escrow to pay any potential deferred amounts, in each case, in connection with such Permitted Acquisition~~.~~, and (ii) the aggregate principal amount of such Indebtedness shall not exceed $600,000,000, provided that not more than $300,000,000 of such Indebtedness may be secured as provided in clause (d)(ii) below,

(c)         such Indebtedness does not mature prior to the date that is ninety-one (91) days after the Maturity Date as in effect on the date such Indebtedness is incurred,

(d)         such Indebtedness shall be either (i) unsecured or (ii) secured as permitted by clause (y) of the definition of “Permitted Encumbrances”,

(e)         none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party,

(f)         such Indebtedness shall not have any required scheduled repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is ninety-one (91) days after the Maturity Date as in effect on the date such Indebtedness is incurred except (i) customary change of control or asset sale provisions and (ii) for amortization not to exceed five percent (5.00%) per annum of the outstanding principal amount of such Indebtedness, and

(g)         the covenants and events of default applicable to such Indebtedness shall not be, when taken as a whole, materially less favorable to the Loan Parties or more restrictive with respect to the Loan Parties than those set forth in this Credit Agreement (except for covenants or other events of default applicable only to periods after the Maturity Date).

“Permitted Discretion” means, as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following:

(a)         Dispositions of Inventory in the ordinary course of business;

(b)         (i) so long as no Event of Default exists or would result therefrom, bulk sales of other Dispositions of the Inventory and Equipment of a Loan Party not in the ordinary course of business in connection with Store closings or relocations, at arm’s length, provided, that such Store closures and related Dispositions of Inventory shall not exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, ten percent (10.0%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Loan Party Store openings) and (ii) in the aggregate from and after the Closing Date, twenty percent (20.0%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Loan Party Store openings) through the term of this Agreement, provided, that, Borrower shall notify Agent prior to all sales of Inventory in connection with a material number of contemporaneous Store closings, which sales of Inventory shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent; provided, that, that at all times that a Cash Dominion Event has occurred and is continuing, all Net Proceeds received in connection therewith shall be paid to the Agent for application to the Obligations in accordance with Section 2.05(d); and (ii) so long as no Event of Default exists or would result therefrom, bulk sales of other Dispositions of the Inventory and Equipment of a Subsidiary of the Borrower that is not a Loan Party which Dispositions are not in the ordinary course of business in connection with Store closings or relocations, and which are arm’s–length transactions;

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(c)         non-exclusive licenses and sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)         Reserved;

(e)         Dispositions of Equipment and other assets (other than Borrowing Base Type Collateral) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer material to or necessary in its business or is no longer economical to maintain in light of its use; provided, that, with respect to Dispositions of Intellectual Property, Intellectual Property may be (i) abandoned or not renewed or preserved provided, that, it is not, in the judgment of a Loan Party, material to or necessary in its business or is no longer economical to maintain in light of its use or (ii) otherwise disposed of provided, that, such Disposition would not interfere with or otherwise restrict or hinder Agent’s ability to Dispose of Collateral or have an adverse impact on the value thereof;

(f)         Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)         Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)         (i) Dispositions of any Equity Interests in Loan Parties or any other Subsidiary that is not a Loan Party to any other Subsidiary which is not a Loan Party, provided, that, with respect to any Loan Party, the Equity Interests of which are transferred pursuant to any Disposition permitted pursuant to this clause (i), such entity shall remain a Loan Party hereunder and (ii) dissolution, liquidation or winding up of any Subsidiary of the Borrower (that is not a Loan Party); provided, that, (A) such dissolution, liquidation or winding up would not reasonably be expected to result in a Material Adverse Effect, and (B) if such Subsidiary is a Loan Party, any Borrowing Base Type Collateral of such Person shall be transferred to another Loan Party prior to or substantially concurrently with such dissolution, liquidation or winding-up.

(i)         Dispositions of any Indebtedness owed to a Loan Party by another Loan Party or any other Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, provided, that, after giving effect to such transfer, such Indebtedness would otherwise be permitted under clause (b)(iv) of Permitted Indebtedness;

(j)         as long as no Default or Event of Default then exists or would arise therefrom, Dispositions of Real Estate of any Loan Party or any Subsidiary (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as such Disposition is made for fair market value;

(k)         Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with practices in effect on the Closing Date or otherwise in accordance with then current market practice for similar retailers;

(l)         leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries, including licenses for the conduct of licensed departments within the Stores in the ordinary course of business; provided, that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department in a Loan Party’s Store on terms and conditions reasonably satisfactory to the Agent;

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(m)         Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (e) and (r) of the definition of “Permitted Investments” contained in this Agreement, in each case in the ordinary course of business;

(n)         Dispositions of assets resulting from any casualty event or any taking of power of eminent domain or by condemnation or similar proceeding;

(o)         other Dispositions of assets (but not Dispositions described in clause (b), (h) and not Dispositions of Borrowing Base Type Collateral), provided, that, the aggregate fair market value of all assets Disposed of in reliance upon this clause (o) shall not exceed $30,000,000 during any Fiscal Year of the Borrower;

(p)         to the extent constituting Dispositions, Permitted Encumbrances; and

(q)         other Dispositions of assets (but not Dispositions described in clause (b) and not any other Dispositions of Borrowing Base Type Collateral), so long as the Payment Conditions are satisfied at the time of such Disposition.

~~For the avoidance of doubt~~provided, that, (i) transactions which are permitted by Sections 7.01 and 7.02 of this Agreement which may be construed to constitute a “Disposition” of property by a Loan Party or any of its Subsidiaries shall not be prohibited by operation of Section 7.05, and (ii) any Disposition of any material Intellectual Property permitted hereby shall not prohibit or interfere with Agent’s rights to dispose of Collateral as set forth in Article VII of the Security Agreement.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)         pledges and deposits made in the ordinary course of business in ~~compliance~~connection with workers’ compensation, unemployment insurance, retirement benefits laws and other social security or similar laws or regulations, other than any Lien imposed by ERISA;

(d)         pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and completion bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or letter of credit guarantees issued in respect thereof;

(e)         Liens in respect of judgments, decrees, attachments or awards for payment of money that do not constitute an Event of Default hereunder or Liens securing appeal or surety bonds related to such judgments;

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(f)         easements, covenants, conditions, restrictions, building code laws, zoning restrictions, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business the Loan Parties and their Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries taken as a whole.

(g)         Liens on the assets of the Loan Parties and their Subsidiaries existing on the Closing Date and listed on Schedule 7.01 and any amendments, modifications, renewals, refinancings, replacements or extensions thereof so long as ~~such renewals or extensions of the Indebtedness secured thereby is Permitted Refinancing Indebtedness;~~(i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) the amount secured or benefited thereby is not increased;

(h)         Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by any Loan Party or any Subsidiary which secure Indebtedness permitted pursuant to clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement (except in the case of any ~~refinancing of such Indebtedness~~amendments, modifications, extensions, refinancings, renewals and replacements thereof that is otherwise permitted hereunder) and (ii) such Liens shall not extend to any other property or assets of the Loan Parties, other than improvements thereon, replacements and products thereof, additions and/or accessions ~~to such assets~~thereto and the proceeds ~~and products thereof~~from the disposition of such property or assets and customary security deposits related thereto; provided that individual financings of assets provided by one lender may be cross-collateralized with other financings of assets provided by such lender;

(i)         Liens created pursuant to the Loan Documents;

(j)         statutory Liens of landlords and lessors in respect of rent not in default for more than any applicable grace period or are being contested in compliance with Section 6.04 and customary restrictions on subletting and assignments set forth in Leases;

(k)         possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided, that, such Liens (i) attach only to such Investments or other Investments held by the applicable broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)         Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)         Liens arising from precautionary UCC filings (or similar filings under applicable Law) regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party or any Subsidiary thereof;

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(n)         voluntary Liens on property (other than Borrowing Base Type Collateral) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment; provided, that, such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)         Liens on goods in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied (i) the obligations secured are not overdue by more than thirty (30) days or (ii) (A) such Liens secure obligations that are being contested in good faith by appropriate proceedings, and (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP; ~~and~~

(p)         Liens (i) on advances ~~or~~, earnest money deposits, escrow arrangements or similar arrangements in favor of the seller of any property to be acquired in any Permitted Acquisition or other Permitted Investment to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to transfer any property in a Permitted Disposition;

(q)         any interest or title of a landlord, lessor or sublessor under leases or subleases or secured by a landlord’s lessor’s or sublessor’s interests under leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r)         Liens solely on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any of its Subsidiaries in connection with any acquisition permitted hereunder, including any letter of intent or purchase agreement permitted hereunder;

(s)         Liens in respect of the licensing and sublicensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(t)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Borrower or any of its Subsidiaries;

(u)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(v)         Liens on assets other than assets constituting Borrowing Base Type Collateral to secure Indebtedness permitted under clause (d) or (f) of “Permitted Indebtedness”;

(w)         Liens on property of Domestic Subsidiaries which are not Loan Parties to secure Indebtedness permitted under clause (r) of the definition of “Permitted Indebtedness”;

(x)         leases, licenses, subleases or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

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(y)         Liens on property of Loan Parties or Domestic Subsidiaries to secure Indebtedness permitted under clauses (s) and (t) of the definition of “Permitted Indebtedness” provided, that (i) in the event that any such Indebtedness is to be secured by a Lien on the Working Capital Collateral, such Lien in favor of the holders of such Indebtedness (or the agent or other representative thereof) shall be junior and subordinate to the Lien securing the Obligations, on terms and conditions reasonably acceptable to Agent (including with respect to the control of remedies) and otherwise subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent, and to the extent the holders of such Indebtedness (or the agent or other representative thereof) obtain a Lien on any other assets of the Loan Parties and Domestic Subsidiaries, Agent shall, on behalf of itself and the other Credit Parties receive a Lien on those assets (other than Real Estate) subordinate to the Liens of the holders of such Indebtedness, and (ii) if such Indebtedness is secured (whether or not by a Lien on Working Capital Collateral) by a Lien on (A) Real Estate owned by any Loan Party or Domestic Subsidiary and such Real Estate is a distribution center or warehouse where the aggregate value of Inventory at such location exceeds $15,000,000, then if reasonably requested by the Agent or the Required Lenders, the holders of such Indebtedness (or the agent or other representative thereof) shall enter into an agreement, that provides the Agent with access to the Collateral, on terms and conditions satisfactory to Agent, and (B) Intellectual Property of the Loan Parties or any Subsidiaries, then if requested by the Agent or the Required Lenders, the holders of such Indebtedness (or the agent or other representative thereof) shall enter into an agreement, that provides the Agent with right to use such Intellectual Property to dispose of the Working Capital Collateral, on terms and conditions satisfactory to Agent~~, and~~;

(z)         other Liens on assets (other than Working Capital Collateral) securing obligations outstanding in an aggregate principal amount not to exceed $30,000,000~~.~~;

(aa)       Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(bb)       Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor, and liens on cash collateral securing such repayment obligations (and on the related bank accounts)).

“Permitted Indebtedness” means each of the following:

(a)         Indebtedness outstanding on the ~~date hereof~~Amendment No. 4 Effective Date and listed on Schedule 7.03 and any amendments, modifications, refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such amendment, modification, refinancing, refunding, renewal or extension except by an amount equal to any unpaid accrued interest, premium or other amount paid (including any prepayment premium or penalty), and fees, commissions and expenses reasonably incurred (including any underwriting discounts, defeasance costs, upfront fees and original issue discount), in each case on then current market terms, in connection with such amendment, modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments or unutilized amounts thereunder, (ii) the result of such ~~extension~~amendment, modification, refinancing, refunding, renewal or ~~replacement~~extension shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to collateral (if any) and subordination (if any), of any such amending, modifying, refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable in any material respect, when taken as a whole (and other than any covenants, defaults and other provisions that apply only after the Maturity Date) to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being amended, modified, refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

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(b)         Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to any Loan Party so long as the Payment Conditions are satisfied at the time such Indebtedness is issued or incurred, (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and (iv) any Loan Party to any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $60,000,000 at any time outstanding unless the Payment Conditions are satisfied at the time such Indebtedness is issued or incurred (in which event such dollar limitation shall not apply);

(c)         Without duplication of Indebtedness described in clause (f) of this definition, ~~purchase money~~ Indebtedness of any Loan Party or any Subsidiary thereof to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided, that, the terms relating to collateral (if any) and subordination (if any), of any such amending, modifying, refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect, when taken as a whole (and other than any covenants, defaults and other provisions that apply only after the Maturity Date) to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being amended, modified, refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d)         obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, energy or commodities prices or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e)         (i) Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business and (ii) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with current practice in effect immediately prior to the Closing Date (or otherwise in accordance with customary market practice) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(f)         Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party or any Subsidiary (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided, that, to the extent Inventory is located at such location or records relating to any Borrowing Base Type Collateral are located at such location, upon the reasonable request of the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness (or the agent or other representative thereof) to enter into a Collateral Access Agreement or Agent shall establish an Availability Reserve (in an aggregate amount not to exceed two (2) months’ rent unless an Event of Default has occurred and is continuing, in which event there shall be no dollar limitation);

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(g)         Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment;

(h)         Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition or other Permitted Investment, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

~~(i)         the Obligations;~~

(i)        (a) the Obligations (other than the Specified L/C Obligations) and (b) the Specified L/C Obligations so long as (x) the aggregate undrawn amount of all letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments issued thereunder plus (y) the aggregate amount of all drawn and unreimbursed obligations with respect to all letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments thereunder, does not exceed $50,000,000 in the aggregate at any time outstanding;

(j)         unsecured Indebtedness consisting of ~~Securities~~Notes (as defined in the ~~1991~~2021 Indenture) issued pursuant to the ~~1991~~2021 Indenture and Permitted Refinancing Indebtedness in respect thereof; ~~as the Amendment No. 1 Effective Date, the principal amount of Indebtedness outstanding under the Indenture is $118,000,000;~~

(k)         (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Acquisitions and other Permitted Investments and Permitted Dispositions; and (ii) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(l)         Indebtedness consisting of deferred payments or the financing of insurance premiums and take or pay obligations in any supply agreement entered into in the ordinary course of business;

(m)         Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services, credit card processing services, other credit and debit card programs and/or any automated clearing house transfers of funds in the ordinary course of business (including, without limitation Guarantees of any such obligations of any Subsidiary which is not a Loan Party);

(n)         unsecured guaranty obligations of the Borrower or any of its Subsidiaries of the obligations of any joint ventures permitted under this Agreement in which the Borrower or any of its Subsidiaries is a party, not exceeding $30,000,000 in the aggregate at any time outstanding;

(o)         Indebtedness representing deferred compensation ~~to~~, severance, pension, and health and welfare retirement benefits or the equivalent or similar arrangements to future, present or former directors, officers ~~and~~, employees or, members of management of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

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(p)         to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.01(h);

(q)         Indebtedness of any Domestic Subsidiary which is not a Loan Party;

(r)         so long as no Event of Default exists or would result therefrom, other Indebtedness in an aggregate principal amount not to exceed $600,000,000 at any time outstanding; provided, that, not more than $150,000,000 of such Indebtedness may be secured as permitted pursuant to clause (y) of the definition of “Permitted Encumbrances”;

(s)         Permitted Acquisition Indebtedness; ~~and~~

(t)         Guarantees of Indebtedness otherwise permitted under the definition of “Permitted Indebtedness”~~.~~;

(u)       customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business; and

(v)        Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of operating lease obligations.

“Permitted Investments” means each of the following:

(a)         readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (or with respect to a Subsidiary which is not a Loan Party, any country (or instrumentality thereof, as applicable) in which such Subsidiary is incorporated or otherwise formed or maintains its chief executive office, principal place of business or in which such Subsidiary has significant operations) having maturities of not more than one year from the date of acquisition thereof; provided, that, the full faith and credit of the United States of America or such other country, as applicable, is pledged in support thereof;

(b)         commercial paper issued by any Person organized under the laws of any state of the United States of America (or with respect to a Subsidiary which is not a Loan Party, any country in which such Subsidiary is incorporated or otherwise formed or maintains its chief executive office, principal place of business or in which such Subsidiary has significant operations) and rated, at the time of acquisition thereof, at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)         any Investments of the Loan Parties and their Subsidiaries consisting of demand deposits or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, at the time of the acquisition thereof, in each case with maturities of not more than one year from the date of acquisition thereof;

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(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria, at the time of acquisition thereof, described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)         Investments, classified in accordance with GAAP as current assets of the Loan Parties or any of their Subsidiaries, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, and which invest primarily in one or more of the types of securities described in clauses (a) through (d) above;

(f)         Investments existing on the ~~Closing~~Amendment No. 4 Effective Date, and set forth on Schedule 7.02, and modifications, replacements, renewals or extensions thereof, but not any increase in the aggregate amount thereof;

(g)         (i)         Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the ~~date hereof~~Amendment No. 4 Effective Date, (ii) additional Investments by any Loan Party or any Subsidiary thereof in any Loan Party, (iii) additional Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, and (iv) additional Investments by any Loan Party in any Subsidiary that is not a Loan Party so long as the Payment Conditions are satisfied at the time such Investment is made;

(h)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in the ordinary course of business consistent with current practices in effect on the Closing Date or otherwise in accordance with customary market practice;

(i)         Guarantees constituting Permitted Indebtedness;

(j)         Investments in Swap Contracts not prohibited hereunder;

(k)         Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)         (i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(m)     (i) Permitted Acquisitions (including the Acquisition of the Equity Interests of any Person owning Store locations) and/or (ii) Investments consisting of the acquisition of Store locations of any Person for which the aggregate consideration payable in connection with such acquisition is less than $50,000,000 in any transaction or group of transactions which are part of a common plan;

(n)        Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

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(o)         promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 hereof;

(p)         lease, utility and other similar deposits (and Guarantees of the obligations of any Loan Party or its Subsidiaries in respect of the same) in the ordinary course of business;

(q)         Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, in each case in the ordinary course of business consistent with past practices as of the Closing Date or otherwise in accordance with customary market practice;

(r)         with respect to any Subsidiary which is not a Loan Party, other customarily utilized high-quality or cash equivalent-type Investments in the country where such Subsidiary is incorporated or otherwise formed or maintains its chief executive office or principal place of business or in which such Subsidiary has significant operations; ~~and~~

(s)         other Investments (other than Permitted Acquisitions), if immediately prior to and after giving pro forma effect thereto, the Payment Conditions are satisfied at the time such Investment is made;

(t)         the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in each case to the extent the payment therefore is permitted under Section 7.06; and

(u)         (i) endorsements for collection or deposit and prepaid expenses made in the ordinary course of business, and (ii) investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

provided, that, notwithstanding the foregoing, (i) if reasonably requested by the Agent, Investments made by the Loan Parties at any time when Availability has been less than seventy-five percent (75.0%) of the Loan Cap for at least three (3) consecutive days, of the type specified in clauses (a) through (e) shall be held in accounts that are subject to Control Agreements, ~~and~~ (ii) at any time there is an Event of Default, Investments made by Loan Parties specified in clauses (a) through (e) may continue to be made so long as such Investments are held in accounts that are subject to Control Agreements, and (iii) no Investment with respect to any material Intellectual Property permitted hereby shall prohibit or interfere with Agent’s rights to dispose of Collateral as set forth in Article VII of the Security Agreement.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)         is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)         is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)         is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)         together with all other Permitted Overadvances then outstanding, shall not (i) exceed an amount equal to ten percent (10%) of the Aggregate Commitments at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

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provided, that, the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided, that, in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 or Section 8.02 hereof).

“Permitted Refinancing Indebtedness” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”; “Refinanced” has a meaning correlative thereto), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing Indebtedness); provided, that, (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced and unused commitments thereunder (plus unpaid accrued interest and premiums (including any prepayment premiums or penalties) thereon and underwriting discounts, defeasance costs, fees (including upfront fees and original issue discount), commissions and expenses), (b) except in the case of any revolving Indebtedness, the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (e) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, in each case, taken as a whole, and other than any covenants, defaults or other provisions that apply after the Maturity Date and (f) at the time thereof, and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing. In addition to the foregoing, any Permitted Refinancing Indebtedness in respect of the Indebtedness outstanding under the ~~1991~~2021 Indenture shall provide that the maturity date thereof shall be a date not sooner than ninety-one (91) days after the then scheduled maturity date of the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Portal” has the meaning specified in Section 2.02(b).

“Post Amendment No. 1 Field Exam and Appraisal” has the meaning specified in Section 6.10(e).

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“Prepayment Event” means:

(a)         during the continuance of a Cash Dominion Event, the occurrence of any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than the sale of Collateral in the ordinary course of business and the transfer of any Collateral among Stores and other locations of the Loan Parties and their Subsidiaries);

(b)         during the continuance of a Cash Dominion Event, the occurrence of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent;

(c)         the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)         the incurrence by a Loan Party of any Indebtedness for borrowed money pursuant to clause (j) of the definition of Permitted Indebtedness or for borrowed money that is not Permitted Indebtedness; or

(e)         the receipt by any Loan Party of any Extraordinary Receipts.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified Counterparties” means the Agent, each Lender and each Affiliate of a Lender (provided that any issuer under a Specified L/C Facility who was a Lender or an Affiliate of a Lender shall continue to be a “Qualified Counterparty” for a period of ninety (90) days following the termination of their capacity under this Agreement as a Lender or an Affiliate of a Lender solely in respect of Specified L/C Obligations outstanding on the date such capacity hereunder ceased).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Refinance” has the meaning specified in the definition of “Permitted Refinancing Indebtedness”.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the ~~Federal Reserve Board~~FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the ~~Federal Reserve Board~~FRB and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, an electronic notice via the Portal or SOFR Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, the Lender or Lenders (provided, that, if there is more than one (1) non-affiliated Lender, it must be at least two (2) non-affiliated Lenders) holding in the aggregate more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Lender or Lenders (provided, that, if there is more than one (1) non-affiliated Lender, it must be at least two (2) non-affiliated Lenders) holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves and Availability Reserves.

“Resolution Authority” means any EEA Resolution Authority, or with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer (or, for purposes of ~~Section~~Sections 4.01(a)(iii) and 2.15(b)(i)(A), the secretary or assistant secretary) of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

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“Revaluation Date” means, with respect to any Alternate Currency Letter of Credit, each of the following: (a) the date of issuance of such Alternate Currency Letter of Credit, but only as to the Alternate Currency Letter of Credit so issued on such date, (b) each date such Alternate Currency Letter of Credit is amended to increase the face amount of such Alternate Currency Letter of Credit, but only as to the amount of such increase, and (c) such additional dates as the Agent or the applicable L/C Issuer shall determine.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Amendment No. 1 Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person named on OFAC’s List of Specially Designated Nationals and Blocked Persons, OFAC’s consolidated Non-SDN List or any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or ~~Her~~His Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Jurisdiction, or (c) any Person directly or indirectly owned fifty percent (50%) or more or controlled by any such Person or Persons identified in clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any EU member state, or (d) ~~Her~~His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Securities Laws” means the Securities Act ~~of 1933~~, the ~~Securities~~ Exchange Act ~~of 1934~~, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed or restated.

“Security Documents” means, collectively, the following: (a) the Security Agreement, (b) the Control Agreements, and the Credit Card Notifications, and (c) each other security agreement or other instrument or document executed and delivered by any Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

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“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means each portion of a Loan that bears interest at a rate determined by reference to ~~Adjusted~~ Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“SOFR Notice” means a written notice in the form of Exhibit A to this Agreement.

“Solvent” and “Solvency” with respect to any Person on a particular date, means that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence of any Event of Default arising under any of (a) Sections 8.01(a), 8.01(b) (but only as a result of a failure to comply with Sections 6.01, 6.02, 6.05(a), 6.13 and Article VII), 8.01(d) (but only with respect to Sections 5.05 and 5.20), 8.01(f), 8.01(j), 8.01(k), or 8.01(l) and (b) arising under Section 8.01(d) as a result of any representation or warranty contained in any Borrowing Base Certificate being incorrect or misleading in any material respect.

~~“Specified Representations” means (a) the representations and warranties contained in Sections 5.01(a) (but only with respect to the Loan Parties), 5.02(a), 5.02(b)(i), 5.14(b), 5.19 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements) and 5.20 and (b) the representations and warranties contained in the acquisition agreement relating to such Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates has the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement.~~

“Specified L/C Facility” means any facility or arrangement providing for the issuance of letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments, in each case, so long as the issuer thereunder is a Lender or an Affiliate of a Lender hereunder (and, if such issuer ceases to be a Lender or an Affiliate of a Lender hereunder, for a period of ninety (90) days following the termination of its capacity under this Agreement as a Lender or an Affiliate of a Lender).

“Specified L/C Obligations” means all obligations and liabilities of any Loan Party or any Subsidiary under any Specified L/C Facility with respect to letters of credit, bank guaranties, bankers’ acceptances or similar documents or instruments, in each case, issued thereunder. None of the Specified L/C Obligations may be cash collateralized (or otherwise collateralized in any way) unless such cash collateral constitutes Collateral hereunder for the benefit of all Credit Parties in accordance with, and subject to, this Agreement.

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“Spot Rate” means, ~~with respect to any~~for a currency, on any relevant date of determination, the rate determined by the Agent ~~to be the rate quoted by the Person acting in such capacity~~or the L/C Issuer, as applicable, as the spot rate for the purchase ~~by such Person~~ of such currency with another currency through its principal foreign exchange trading office ~~at approximately 11:00 a.m.~~ on the date ~~two Business Days prior to the date~~ of such determination (it being understood that such determination is typically made at approximately 1:30 p.m. London time, but the determination time may be adjusted from time to time, based on current system configurations); provided, that, the Agent or the L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Agent ~~if~~or the ~~Person acting in such capacity~~L/C Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit~~.~~ and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Standby Letter of Credit Sublimit” means $50,000,000.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or any of its Subsidiaries.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

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“Supermajority Lenders” means, as of any date of determination, the Lender or Lenders (provided, that, if there is more than one (1) non-affiliated Lender, it must be at least two (2) non-affiliated Lenders) holding in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have otherwise terminated or expired, the Lender or Lenders (provided, that, if there is more than one (1) non-affiliated Lender, it must be at least two (2) non-affiliated Lenders) holding in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supported QFC” has the meaning specified in Section 10.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

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“Swing Line Note” means the promissory note of the Borrower substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the greater of (a) $~~60,000,000~~30,000,000 and (b) ~~ten~~five percent (~~10~~5%) of the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

~~“~~provided, that, if Term SOFR ~~Adjustment” means a percentage equal to 0.10% per annum~~shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of all Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a SOFR Loan.

~~“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.02(a), such day is also a Business Day.~~

~~“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.~~

~~“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(A)(3).~~

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 and (b) that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“UK Financial Institution” means any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain financial affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which was or has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.02(a), such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(A)(3).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than~~, in the case of a corporation,~~ directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Laws) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Collateral” means all of the Borrowing Base Type Collateral and all other Collateral.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right hand had been exercised under it to or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and having the force of law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, ~~and~~ (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) the words “neither,” “nor,” “any,” “either” and “or” are not exclusive, and (viii) all references to “knowledge” of the Borrower or any of its Subsidiaries means the actual knowledge of a Responsible Officer. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been waived, cured, or otherwise remedied, in accordance with this Agreement.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)         Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations (or words of similar import) shall mean (i) the expiration or termination of the Aggregate Commitments, (ii) the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit (if not expired, terminated or cancelled), providing Cash Collateralization (or receipt of backstop letters of credit reasonably satisfactory to the L/C Issuer and the Agent)) or other collateral as may be reasonably satisfactory to the Agent, of all of the Obligations other than (~~i~~x) unasserted contingent indemnification Obligations, and (~~ii~~y) any Other Liabilities that, at such time, are allowed by the applicable Bank Product Provider or Cash Management Provider to remain outstanding without being required to be repaid.

1.03         Accounting Terms.

(a)         Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein (including, without limitation, as set forth in the definition of “Capital Lease Obligations”).

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(b)         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith, each acting reasonably to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)         Adoption of International Financial Reporting Standards. In the event that the Borrower elects to transition the accounting policies and reporting practices of the Loan Parties from GAAP to the International Financial Reporting Standards pursuant to Section 7.12 hereof, and any such adoption of the International Financial Reporting Standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith, each acting reasonably to amend such ratio or requirement to preserve the original intent thereof in light of such adoption of the International Financial Reporting Standards (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such adoption of the International Financial Reporting Standards and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such adoption of the International Financial Reporting Standards.

1.04         Rounding. Any financial ratios required to be maintained by the Borrower or the other Loan Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time (or, in the case of any Alternate Currency Letter of Credit, the Dollar Equivalent of such Stated Amount calculated as of the most recent Revaluation Date); provided, that, with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time; provided, that, for purposes of calculating any Letter of Credit Fees hereunder, such Letter of Credit Fees shall be calculated on the actual Stated Amount of such Letter of Credit in effect at the time of such calculation, without giving effect to automatic increases which have not yet occurred.

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1.07         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.08         Rates. Agent does not warrant or accept any responsibility for, and, in the absence of its bad faith, gross negligence or willful misconduct (as determined in a final and non-appealable judgment in a court of competent jurisdiction), shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.04(d)(i)(B), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Wells Fargo and its affiliates or other related entities may in their ordinary course of business, separate from their roles as the Agent, a Lender, an L/C Issuer or other agent or arranger under the Loan Documents, engage in transactions that affect the calculation of the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions, while undertaken in good faith, may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service in the absence of its bad faith, gross negligence or willful misconduct in the selection of any such information source or service (as determined in a final and non-appealable judgment in a court of competent jurisdiction).

1.09         Exchange Rates; Currency Equivalents.

(a)         The Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit and, following such determination, the Agent shall provide written notice to the Borrower and each L/C Issuer of the Spot Rate. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants and ratio hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the applicable Dollar Equivalent amount as so determined by the Agent on the most recent Revaluation Date or, in the case of financial statements and financial covenant compliance, on the most recent Revaluation Date to occur in the fiscal quarter or year, as applicable, with respect to which such financial statement and financial covenant compliance apply.

(b)         Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the applicable L/C Issuer, as applicable.

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(c)         For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated (i) in the case of Indebtedness other than revolving Indebtedness, based on the relevant Dollar Equivalent in effect on the date such Indebtedness was incurred and (ii) in the case of revolving Indebtedness, on the date when the commitments thereunder are first available or otherwise effective; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant Dollar Equivalent in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased except by an amount no greater than accrued and unpaid interest thereon and any existing unutilized commitments thereunder and any reasonable fees, premiums and expenses related thereto and to such new Indebtedness. The principal amount in Dollars of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different foreign currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated by the Agent based on the Dollar Equivalent applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

1.10         Additional Alternate Currencies.

(a)         The Borrower may from time to time request that Alternate Currency Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that such requested currency is a lawful currency (other than Dollars and Euro) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Agent.

(b)         Any such request shall be made to the Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired Alternate Currency Letter of Credit (or such other time or date as may be agreed by the applicable L/C Issuer, in its sole discretion with notice to the Agent). The Agent shall promptly notify each L/C Issuer thereof. The applicable L/C Issuer shall notify the Agent, not later than 11:00 a.m., three (3) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Alternate Currency Letters of Credit in such requested currency.

Any failure by the applicable L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the applicable L/C Issuer to permit Alternate Currency Letters of Credit to be issued in such requested currency. If the Agent and the applicable L/C Issuer consent to the issuance of Alternate Currency Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances by such L/C Issuer. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Agent shall promptly so notify the Borrower.

(c)         If Alternate Currencies are agreed to by the Agent pursuant to the definition thereof or this Section 1.10 upon request by the Borrower, this Agreement may be amended with the consent of the Agent, the Borrower and each L/C Issuer (and without the consent of any Lender) to incorporate the Agent’s customary operational and agency provisions with respect to such Letters of Credit requested to be denominated in such currencies.

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ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Committed Loans; Reserves.

(a)         Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)         after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap ~~(provided that, for purposes of this clause 2.01(a)(i) at all times prior to the delivery of the Post-Amendment No.1 Field Exam and Appraisal~~ “~~Loan Cap~~” ~~means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the lesser of (i) the Borrowing Base and (ii) $500,000,000),~~,

(ii)         after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iii)         the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit,

(iv)         the Outstanding Amount of the L/C Obligations with respect to Standby Letters of Credit shall not exceed the Standby Letter of Credit Sublimit, and

(v)         the Outstanding Amount of all L/C Obligations denominated in an Alternate Currency shall not exceed the Alternate Currency Letter of Credit Sublimit (calculated based on the Dollar Equivalent thereof as of the most recent Revaluation Date).

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

(b)         The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c)         The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Borrower~~,~~ (during which period the Agent shall be available to discuss in good faith any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided, that, no such prior notice shall be required (1) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and customer credit liabilities), or (2) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period.

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2.02         Borrowings, Conversions and Continuations of Committed Loans.

(a)         Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or SOFR Loans as the Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)         Each request for a Committed Borrowing consisting of a Base Rate Loan shall be made by electronic request of the Borrower through Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by the Agent (the “Portal”) by 11:00 a.m. on the requested date of such Committed Borrowing. The Borrower hereby acknowledges and agrees that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrower. Each request for a Committed Borrowing consisting of a SOFR Loan shall be made pursuant to the Borrower’s submission of a SOFR ~~Loan~~ Notice, which must be received by the Agent not later than 11:00 a.m. five (5) U.S. Government Securities Business Days prior to the requested date of any Borrowing or continuation of, or conversion into, SOFR Loans (or, in each case, such shorter time as may be reasonably agreed to by the Agent). Each SOFR ~~Loan~~ Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of SOFR Loans to be borrowed or continued (which shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof), and (iii) the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. On the requested date of any SOFR Loan (other than any continuation of any SOFR Loan), (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested SOFR Loan, all or a portion of such Base Rate Loans shall be automatically converted to a SOFR Loan in the amount requested by the Borrower, and (ii) if Base Rate Loans are not outstanding in an amount at least equal to the requested SOFR Loan, the Borrower shall make an electronic request via the Portal for additional Base Rate Loans in an such amount, when taken with the outstanding Base Rate Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested SOFR Loan. If the Borrower fails to give a timely notice with respect to any continuation of a SOFR Loan, then the applicable Committed Loans shall be converted to Base Rate Loans, effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a conversion to, or continuation of, SOFR Loans but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)         The Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall promptly as practicable, make all funds so received available to the Borrower in like funds (and, in any event, shall use commercially reasonable efforts to make all such fund available to the Borrower by no later than 4:00 p.m. on the day of receipt by the Agent) either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

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(d)         The Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided, that, notwithstanding the foregoing, Agent shall not, unless an Event of Default has occurred and is continuing, advance any such amounts or payments and/or charge the Loan Account with respect to fees and service charges of third parties (including without limitation, legal fees, field examination fees and appraisal fees) prior to third (3rd) day after the presentation of such invoices to Borrower or prior to any other applicable grace period with respect to payment of other charges and amounts as set forth in this Agreement. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)         Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of an Event of Default, upon the request of the Required Lenders, no Loans may be requested as, converted to or continued as SOFR Loans.

(f)         The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)         After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods (or such greater amount as the Borrower and the Agent shall agree) in effect with respect to SOFR Loans.

(h)         The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances (i) without the consent of the Lenders, the Swing Line Lender or the L/C Issuer but (ii) with the consent of the Borrower (unless an Event of Default has occurred and is continuing, in which case the consent of the Borrower shall not be required), and, in each case, the Borrower and each Lender shall be bound thereby. Any Permitted Overadvance may, at the option of the Agent, constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

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2.03         Letters of Credit.

(a)         Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, (i) the L/C Issuer ~~agrees to~~may, in its sole discretion, issue a requested Letter of Credit denominated in Dollars for the account of the Loan Parties, and (ii) ~~Wells Fargo as~~the L/C ~~issuer agrees to~~Issuer may, in its sole discretion, issue a requested Alternate Currency Letter of Credit denominated in an Alternate Currency for the account of the Loan Parties. By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 11:00 a.m. at least two Business Days (or five Business Days in the case of a Letter of Credit issued in an Alternate Currency) (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances; provided that, with respect to any Letter of Credit issued in an Alternate Currency, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Dollar Equivalent thereof. The Agent’s records of the content of any such request will be conclusive.

(b)         The L/C Issuer shall ~~have no obligation to~~not issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Outstandings would exceed the Loan Cap, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, ~~or~~ (iv) the Outstanding Amount of the L/C Obligations issued by any L/C Issuer would exceed such L/C Issuer’s applicable L/C Individual Sublimit, (v) the Outstanding Amount of the L/C Obligations in respect of Alternate Currency Letters of Credit would exceed the Alternate Currency Letter of Credit Sublimit, or (vi) the Outstanding Amount of the L/C Obligations in respect of Standby Letters of Credit would exceed the Standby Letter of Credit Sublimit.

(c)         In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not ~~be required to~~ issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.16(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.16(b). Additionally, the L/C Issuer shall ~~have no obligation to~~not issue, amend, or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or (C) if the expiry date of such ~~requested~~ Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance, amendment, or extension, as applicable, of such Letter of Credit (or such later date as to which the Agent may agree, if agreed to by the L/C Issuer, in the L/C Issuer’s sole discretion so long as Borrower agrees to, and executes any and all documents deemed necessary by the L/C Issuer to Cash Collateralize such Letter of Credit on or prior to the Letter of Credit Expiration Date) or all the Lenders have approved such expiry date.

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(d)         Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided, that, (i) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. The Borrower and the Credit Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by L/C Issuer at the request of the Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars; provided, that, if the L/C Issuer issues an Alternate Currency Letter of Credit, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Dollar Equivalent thereof. If the L/C Issuer makes a payment under a Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent in writing of such payment, and the Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement no later than one (1) Business Day following receipt of such notice and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrower’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear.

(e)         Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Committed Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Lender fails to make available to the Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full. Notwithstanding anything herein to the contrary, in the case of any Alternate Currency Letter of Credit, all payments by the Lenders to the L/C Issuer shall be in Dollars based on the Dollar Equivalent thereof.

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(f)         Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)         any Letter of Credit or any pre-advice of its issuance;

(ii)         any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)         any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)         any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)         any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)         an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)         any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)         the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

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(ix)         any prohibition on payment or delay in payment of any amount payable by the L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)         any foreign language translation provided to the L/C Issuer in connection with any Letter of Credit;

(xi)         any foreign law or usage as it relates to the L/C Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by the L/C Issuer in connection therewith; or

(xii)         the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(xiii)         the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that, such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrower under this Section 2.03(f) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)         The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the ~~Borrowers~~Borrower to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the ~~Borrowers~~Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

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(h)         The Borrower shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the ~~Borrowers~~Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify the Agent and the L/C Issuer at least fifteen (15) calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)         The Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)         any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)         payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)         the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)         the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)         the existence of any claim, set-off, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi)         any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or

(vii)         the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that, subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.

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(j)         Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to any Loan Party for, and the L/C Issuer’s rights and remedies against the Loan Parties and the obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i)         honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)         honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)         acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)         the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)         acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)         any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii)         any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)         assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)         payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)         acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)         honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

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(xii)         dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)         honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;

provided, that, the foregoing shall not release the L/C Issuer or any other Letter of Credit Related Person from liability with respect to actions referred to in Sections 2.03(j)(i) through (vii) and (xii) (subject to the limitations on liability of L/C Issuer in Section 2.03(g)) to any Loan Party, to the extent determined pursuant to a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer or such other Letter of Credit Related Person.

(k)         Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within one Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations. If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the outstanding amount of all L/C Obligations denominated in an Alternate Currency exceeds the Alternate Currency Letter of Credit Sublimit or (ii) the outstanding amount of all L/C Obligations exceeds the Letter of Credit Sublimit, the Borrower shall, at the request of the Agent, within one Business Day of such Revaluation Date prepay Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations, in an aggregate amount such that the applicable exposure does not exceed the applicable commitment sublimit or amount set forth above. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to one hundred fifteen percent (115%) of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). The Borrower hereby grants to the Agent, for the benefit of the Credit Parties, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo except that Permitted Investments of the type listed in clauses (a) through (e) of the definition thereof may be made at the request of the Borrower at the option and in the sole discretion of the Agent (and at the Borrower’s risk and expense), in which case, interest or profits, if any, on such investments shall accumulate in such account. If at any time the Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

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(l)         The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin in respect of SOFR Loans (then in effect) times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (or, in the case of any Alternate Currency Letter of Credit, the Dollar Equivalent of such Stated Amount as of the most recent Revaluation Date). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a quarterly basis (for the calendar quarter then ended) in arrears and shall be charged to the Borrower in accordance with Section 2.02(d).

(m)         In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrower shall pay to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges: (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of one-eighth of one percent (0.125%) per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit. Such amounts shall be (A) due and payable on the first day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (B) computed on a quarterly basis in arrears and shall be charged to the Borrower in accordance with Section 2.02(d); provided, that, the fees and other charges referred to in clause (m)(ii) above, shall be due and payable when presented to Agent by the L/C Issuer or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit.

(n)         Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)         The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(p)         In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

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2.04         Swing Line Loans.

(a)         The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, that, after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the rate applicable to Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)         Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)         Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing by Swing Line Lender to Agent no less frequently than once each week (or more frequently at Swing Line Lender’s discretion) in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. Each Lender shall make an amount equal to its Applicable Percentage of the amount of such outstanding Swing Line Loan available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

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(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)         If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)         Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)         At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

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(e)         Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)         The Borrower may, upon irrevocable (except (x) as permitted pursuant to the second proviso of this sentence and (y) in connection with a termination of Commitments as set forth in Section 2.06 below) notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans (or, in each case of subclauses (A) and (B), such shorter time as the Agent may reasonably agree); (ii) any prepayment of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) unless a Cash Dominion Event has occurred and is continuing, any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided, further, that ~~such~~any notice of prepayment delivered by the Borrower may state that such notice is conditioned ~~on the funding or consummation of any transaction or transactions~~upon the occurrence or non-occurrence of any event specified therein (including~~, without limitation, any sale or disposition of Collateral or the closing of any other financing transaction)~~ the effectiveness of other credit facilities or other transactions), in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or otherwise conditioned on the occurrence or non-occurrence of such event. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.06. ~~Each~~Except for any prepayments made pursuant to Section 3.07(b), each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. If the Borrower shall fail to specify the Type(s) of Loans to be prepaid, then such prepayment shall be applied first to Base Rate Loans, and then to SOFR Loans. If the Borrower shall fail to specify the Interest Period(s) of the Loans to be prepaid, then such prepayment shall apply in direct order of Interest Payment Dates.

(b)         Upon irrevocable (except in connection with a termination of Commitments as set forth in Section 2.06 below) notice from the Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, Borrower shall voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

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(c)         If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrower shall immediately prepay Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect (and any such Cash Collateralization shall only be required with respect to such additional amount).

(d)         At any time that a Cash Dominion Event has occurred and is continuing, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations with the proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 2.03 and Section 6.13 hereof.

(e)         Prepayments made pursuant to Section 2.05(c), and (d) above, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans (first to Base Rate Loans and then to SOFR Loans), third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(f)         Prepayments made pursuant to this Section 2.05 shall not reduce the Aggregate Commitments hereunder.

2.06         Termination or Reduction of Commitments

(a)         The Borrower may, upon irrevocable (except as set forth below) notice from the Borrower to the Agent, terminate ~~the Aggregate Commitments, the Letter of Credit Sublimit, the Alternate Currency Letter of Credit Sublimit or the Swing Line Sublimit~~in whole, or from time to time permanently reduce in part, in each case, without premium or penalty, the Aggregate Commitments, the Letter of Credit Sublimit, the Alternate Currency Letter of Credit Sublimit or the Swing Line Sublimit; provided, that,except for any terminations or reductions made pursuant to Section 3.07(b), (i) any such notice shall be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction (or such shorter period as the Agent may reasonably agree), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Alternate Currency Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations in respect of Alternate Currency Letters of Credit (calculated based on the Dollar Equivalent thereof) not fully Cash Collateralized hereunder would exceed the Alternate Currency Letter of Credit Sublimit, and (D) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit; provided, further, that ~~such~~a notice of termination delivered by the Borrower may state that such notice is conditioned ~~on the funding or consummation of any transaction or transactions~~upon the occurrence or non-occurrence of any event specified therein (including~~, without limitation, any sale or disposition of Collateral or the closing of any other financing transaction).~~ the effectiveness of other credit facilities or other transactions specified therein), in which case such notice may be revoked or extended by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied or otherwise conditioned on the occurrence or non-occurrence of such event.

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(b)         If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)         The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, except for any reductions made in pursuant to Section 3.07(b), the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. If, as a result of such termination or reduction, (i) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, the Borrower shall contemporaneously with such reduction or termination, Cash Collateralize such excess amount, and (ii) the Committed Loans or the Swing Line Loans hereunder would exceed the Aggregate Commitments or the Swing Line Sublimit, as applicable, the Borrower shall contemporaneously with such reduction or termination, pay the Agent, for the benefit of the Lenders, an amount equal to such excess.

2.07         Repayment of Loans.

(a)         The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)         To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c)         On the Termination Date, the Borrower shall Cash Collateralize the L/C Obligations, and, if required pursuant to Section 10.11 hereof, the Other Liabilities, in each case outstanding as of such date in accordance with the terms hereof.

2.08         Interest.

(a)         Subject to the provisions of Section 3.04 below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the ~~Adjusted~~ Term SOFR for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)         If any amount payable under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.

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(i)         If an Event of Default exists under Section 8.01(f) or (g), then all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.

(ii)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

~~(d)         Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than written notice thereof to the Borrower. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.~~

2.09         Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:

(a)         Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) calculated on a per annum basis equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day after the end of each calendar quarter, commencing with the first such date to occur after the Closing Date (i.e., July 1, 2016), and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears. Outstanding Swing Line Loans will not be considered in the calculation of the Commitment Fee.

(b)         Other Fees. The Borrower shall pay to the ~~Arranger~~Arrangers and the Agent for their own respective accounts fees in the amounts and at the times specified in ~~the~~each Fee Letter (as applicable). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans) and actual days elapsed. Interest shall accrue on each outstanding Loan beginning, and including the day on which the such Loan is made and until (but not including) the day on which such Loan or such portion thereof, for the day on which the Loan or such portion is paid, provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.11         Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12         Payments Generally; Agent’s Clawback.

(a)         General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14 hereof, the Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b)         Funding by Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to (A) the proposed date of any Borrowing of SOFR Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) or (B) the date that such Lender’s participation in a Letter of Credit or Swing Line Loan is required to be funded, that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender (on demand) and, after giving effect to any reallocation under Section 9.16, the Borrower (within two (2) Business Days after demand) severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(i)         Payments by the Borrower; Presumptions by the Agent. Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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2.13         Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided, that:

(i)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Settlement Amongst Lenders

(a)         The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans and repayments of Loans (including Swing Line Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)         The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

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2.15         ~~Reserved~~Increases in Commitments.

(a)         Uncommitted Increase.

(i)         Requests for Increase. At any time after the Amendment No. 4 Effective Date, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request one or more increases in the Aggregate Commitments on the same terms and conditions (including interest rate and unused line fees, but excluding upfront fees, customary agency fees, original discount fees, or similar fees) (each, a “Commitment Increase”); provided, that, (x) the aggregate principal amount of all Commitment Increases shall not exceed $150,000,000, and (y) any such request for an increase shall be in a minimum amount of $10,000,000 (or such lesser amount as agreed to by the Agent). At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders (or such shorter period as agreed to by the Agent)); for the avoidance of doubt, each Lender shall be entitled to participate in any Commitment Increase in accordance with the terms hereof.

(ii)         Lender Elections to Increase. Each Lender shall notify the Agent within the time period specified in such notice whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than requested. Any Lender not responding within such time period shall be deemed to have declined to provide a Commitment Increase.

(iii)         Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrower, the Agent, in consultation with the Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Borrower and not accepted by the existing Lenders (and the Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Commitment Lender”).

(iv)         Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Borrower and the Agent shall determine the effective date of such Commitment Increase (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders and Additional Commitment Lenders, as applicable and in each case limited to those offering to provide each such Commitment Increase, of the final allocation of such Commitment Increase and the Increase Effective Date.

(b)         Conditions to Effectiveness of Commitment Increase. Any Commitment Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent: (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties of each Loan Party contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, they shall be true and correct in all respects, and (z) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would result therefrom, (ii) the Borrower, the Agent, and any Lender and Additional Commitment Lender, as applicable, providing such Commitment Increase shall have executed and delivered an Incremental Amendment (as defined below) in form and substance reasonably acceptable to the Borrower, the Agent and the Lenders and Additional Commitment Lenders, as applicable, providing such Commitment Increase, (iii) if reasonably requested by the Agent in connection with such Commitment Increase, the Borrower shall deliver to the Agent and the Lenders and Additional Commitment Lenders, as applicable, providing such Commitment Increase, a customary opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower, and (iv) the Borrower shall have delivered such other instruments, documents and agreements, and shall have paid such fees (including arrangement and upfront fees) and expenses, to the extent and as required by the Incremental Amendment as a condition precedent to the Increase Effective Date.

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(c)         Incremental Amendments. Each such Commitment Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed solely by the Borrower, the Agent and the applicable Lenders and Additional Commitment Lenders in each case providing such Commitment Increase (which shall not require the consent of any other Lender). Each Incremental Amendment shall be binding on the Credit Parties, the Agent, the Loan Parties and the other parties hereto and thereto, and the Agent shall provide to each Lender (whether or not participating in such Commitment Increase) a copy of such Incremental Amendment.

(d)         Rebalancing. Upon each Increase Effective Date, each Lender immediately prior to such Commitment Increase will automatically and without further act be deemed to have assigned to each relevant Lender and Additional Commitment Lender, as applicable, providing such Commitment Increase, and each relevant Lender and Additional Commitment Lender, as applicable, providing such Commitment Increase will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in any outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each Lender’s and Additional Commitment Lender’s, as applicable, providing such Commitment Increase) (i) participations hereunder in any Letters of Credit and (ii) participations hereunder in any Swing Line Loans shall be held on a pro rata basis on the basis of their respective Commitments (after giving effect to any Commitment Increase pursuant to this Section 2.15) and (b) the existing Lenders shall assign Loans to certain other Lenders (including each Lender and Additional Commitment Lender, as applicable, providing such Commitment Increase), and such other Lenders (including each Lender and Additional Commitment Lender, as applicable, providing such Commitment Increase) shall purchase such Loans, in each case to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Loans pro rata on the basis of their respective Commitments (after giving effect to any Commitment Increase pursuant to this Section 2.15); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.15(d). The Lenders hereby irrevocably authorize the Agent to enter into any Incremental Amendment and/or any amendment to any other Loan Document with any Loan Parties as may be necessary in order to establish Commitment Increase pursuant to this Section 2.15, and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with any such Commitment Increase in each case on terms consistent with this Section 2.15.

(e)         Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

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ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold.

(i)         Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of ~~the~~an applicable Withholding Agent ~~or the applicable Loan Party~~) require the deduction or withholding of any Tax from any such payment by ~~the~~a Withholding Agent ~~or a Loan Party~~, then the applicable Withholding Agent ~~or such Loan Party~~ shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii)         If any Loan Party or the Agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from a payment described in clause (i) above, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (y) the Loan Party or the Agent, as applicable, shall make such deductions and (z) the Loan Party or the Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)         Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)         Tax Indemnification.

(i)         The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or the L/C Issuer, shall be conclusive, binding and final for all purposes absent manifest error.

(ii)         Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive, binding and final for all purposes absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

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(d)         Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)         Status of Lenders.

(i)         Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States,

(A)         any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)         duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)         duly completed copies of Internal Revenue Service Form W-8ECI,

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under ~~section~~Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of ~~section~~Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of ~~section~~Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower described in ~~section~~Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate” and (y) duly executed originals of Internal Revenue Service Form W-8BEN,

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-RIMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and/or

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(5)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(B)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the ~~Borrower~~Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the ~~date of this Agreement~~Closing Date.

(iii)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)         Treatment of Certain Refunds. If the Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)         Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon SOFR, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted but shall not be required to pay any compensation pursuant to Section 3.05.

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3.03         Inability to Determine Rate. Subject to Section 3.04 below, if the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof that (a)  adequate and reasonable means do not exist for determining SOFR for any requested Interest Period with respect to a proposed SOFR Loan, or (b) SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein but shall not be required to pay any compensation pursuant to Section 3.05.

3.04         SOFR Option.

(a)         [Reserved].

(b)         [Reserved].

(c)         [Reserved].

(d)         SOFR Option.

(i)         Benchmark Replacement Setting.

(A)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to a then-current Benchmark, Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(d)(i) will occur prior to the applicable Benchmark Transition Start Date.

(B)         Benchmark Replacement Conforming Changes. In connection with the ~~use,~~ administration and implementation of a Benchmark Replacement, Agent, in consultation with the Borrower, will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than written notice to the Borrower.

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(C)         Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the administration or implementation of a Benchmark Replacement. Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.04(d)(i)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04(d)(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04(d)(i).

(D)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement thereof) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)         Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark, (1) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e)         No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at ~~Adjusted~~ Term SOFR or the Term SOFR Reference Rate.

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3.05         Increased Costs.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in SOFR) or the L/C Issuer;

(ii)         subject any Lender or the L/C Issuer to any ~~tax~~Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any SOFR Loan made by it~~, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof~~  (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)         impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered as set forth in a certificate provided by such Lender or the L/C Issuer, as applicable, pursuant to clause (c) below; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (y) such Lender invokes Section 3.02.

(b)         Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered as set forth in a certificate provided by such Lender or the L/C Issuer, as applicable, pursuant to clause (c) below.

(c)         Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts, all in reasonable detail and including an explanation of the basis for and the computation of amount, necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section or Section 3.06 as applicable, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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(d)         Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ~~nine~~six (~~9~~6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ~~nine~~six (~~9~~6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06         Compensation for Losses. ~~Upon demand of any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, and with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from~~Other than with respect to Taxes, if any Lender shall incur any loss, cost or expense (including any net loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of anticipated profits and/or interest rate margin (including the Applicable Margin)) incurred by it as a result of:

(a)         any ~~continuation,~~ conversion~~,~~ or payment ~~or prepayment~~ of any principal of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date ~~or in the amount~~ notified by the Borrower; or

(c)         any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13 (other than with respect to any Defaulting Lender);

~~including any net loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of anticipated profits and/or interest rate margin (including the Applicable Margin). The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.~~

then, within ten (10) days after receipt from such Lender of a certificate specified in Section 3.05(c) above, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event.

A certificate of any Lender setting forth any amount or amount that such Lender is entitled to receive pursuant to this Section ~~and setting forth in reasonable detail the manner in which such amount or amounts was determined~~ shall be delivered to the Borrower.

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3.07         Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office. If any Lender or L/C Issuer requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement of Lenders. ~~If any Lender requests compensation under Section 3.05 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the~~The Borrower may replace ~~such Lender~~Lenders in accordance with Section 10.13.

3.08         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension. Except as set forth in Section 6.19, the obligation of the L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)         the Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i)         executed counterparts of this Agreement;

(ii)         a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)         copies of each Loan Party’s Organization Documents and such other documents and certifications, as Agent may reasonably request, to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

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(v)         favorable opinions of (i) Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Loan Parties and (ii) general corporate counsel to the Loan Parties, in each case addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby to occur on the Closing Date, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)         evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)         a payoff letter from the agent for the lenders under the Existing Credit Agreement reasonably satisfactory to the Agent evidencing that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full (other than contingent obligations that are not yet due and Existing Letters of Credit that will constitute Letters of Credit hereunder or are cash collateralized or backstopped as required thereunder), and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;

(ix)         the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x)         the Facility Guaranty, duly executed by each Loan Party party thereto;

(xi)         (A)         appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xii)         results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements, releases, satisfactions, discharges or subordination agreements, as applicable, reasonably satisfactory to the Agent are being tendered concurrently with the Closing Date or with respect to which other arrangements satisfactory to the Agent have been made;

(xiii)         Uniform Commercial Code financing statements, required by law to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents (to the extent such Liens can be created or perfected by the filing of such financing statements) and the Agent shall have been authorized to file, register or record such financing statements on the Closing Date; and

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(xiv)         such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require;

(b)         after giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $250,000,000;

(c)         the Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the quarter ended on January 30, 2016 and executed by a Responsible Officer of the Borrower;

(d)         there shall not have been any Material Adverse Effect since the date of the Audited Financial Statements;

(e)         the Agent shall have received and be reasonably satisfied with the Consolidated income statement, balance sheet, and statement of cash flow, on a quarterly basis for the period commencing on the Closing Date and ending with the end of the Fiscal Year in which the Closing Date occurs and on an annual basis for the 2016 through 2018 Fiscal Years (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material);

(f)         there shall not be pending any litigation or other proceeding pending before any Governmental Authority that challenges the legality of, or otherwise seeks to enjoin, the transactions contemplated hereby;

(g)         the consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(h)         all fees required to be paid to the Agent or the ~~Arranger~~Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full or, in each case, will be paid substantially concurrently with the initial funding of the Loans hereunder;

(i)         the Borrower shall have paid all reasonable and documented fees, charges and out-of-pocket disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable and documented fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent) or, in each case, will be paid substantially concurrently with the initial funding of the Loans hereunder;

(j)         the Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act in each case, the results of which are satisfactory to the Agent; and

(k)         no material adverse changes in governmental regulations or governmental policies affecting any Loan Party or, to the extent related to the extensions of credit hereunder, any Credit Party shall have occurred prior to the Closing Date.

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Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to all Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a SOFR ~~Loan~~ Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of SOFR Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)         the representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01~~.~~;

(b)         no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)         the Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension, in accordance with the requirements hereof;

(d)         since ~~the date of the Audited Financial Statements~~ February 3, 2024, no event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(e)         no Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a SOFR ~~Loan~~ Notice requesting a conversion of Committed Loans into another Type and/or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Agent to cease making Loans and the L/C Issuer to cease issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided that the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties on the Amendment No. 4 Effective Date and on each other date on which representations and warranties are made or deemed made hereunder that:

5.01         Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (as it relates to any Foreign Subsidiary and any Immaterial Subsidiary), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the ~~Closing~~Amendment No. 4 Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) has been duly authorized by all necessary corporate or other organizational action, and (b) does not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under (x) any Material Indebtedness to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority binding on a Loan Party; (iii) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor under the Loan Documents); or (iv) violate any Law, in the case of clause (b), except that could not reasonably be expected to result in a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof to the extent specified in the Security Agreement), (b) filings required with the SEC, (c) such as have been obtained or made and are in full force and effect and (d) any approval, consent, exemption, authorization, action or notice or filing, the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect.

5.04         Binding Effect. This Agreement and each other Loan Document has been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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5.05         Financial Statements; No Material Adverse Effect.

(a)         The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)         The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated November 2, 2019, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)         Since ~~the date of the Audited Financial Statements~~ February 3, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)         The Consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07         No Default. No Loan Party or any Subsidiary is in default under or with respect to any Material Indebtedness. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens.

(a)         Each of the Loan Parties and each Domestic Subsidiary thereof has good title in fee simple to or valid leasehold interests in or rights to use, all Real Estate necessary or material to the ordinary conduct of its business free and clear of all Liens (other than Permitted Encumbrances), except for such defects in title, or such default of the terms of any Lease, as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Domestic Subsidiary thereof has good title to, valid leasehold interests in, or valid rights to use all personal property and assets material to the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)         Schedule ~~1.~~I.D to the Information Certificate sets forth the address (including street address, county and state) of all material Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien (other than Permitted Encumbrances) thereon as of the ~~Closing~~Amendment No. 4 Effective Date. Schedule I.E to the Information Certificate sets forth the address (including street address, county and state) of all material Leases of the Loan Parties, together with a list of the lessor with respect to each such Lease as of the ~~Closing~~Amendment No. 4 Effective Date. To the knowledge of the Loan Parties, each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)         Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Domestic Subsidiaries (other than Excluded Property as defined in the Security Agreement) securing Indebtedness in an outstanding principal amount in excess of $5,000,000, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d)         Schedule 7.02 sets forth a complete and accurate list of all Investments in excess of $5,000,000 held by any Loan Party or any Domestic Subsidiary of a Loan Party on the ~~Closing~~Amendment No. 4 Effective Date (other than (i) any Investment consisting of Permitted Investments of the type described in clauses (a) through (e) or (r) of the definition thereof or cash held in a Deposit Account and (ii) any Investment by any Loan Party or any Domestic Subsidiary of a Loan Party in another Loan Party or any Subsidiary of a Loan Party), showing as of the ~~Closing~~Amendment No. 4 Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(e)         Schedule 7.03 sets forth a complete and accurate list of all Material Indebtedness (other than Indebtedness pursuant to the ~~1991~~2021 Indenture) of each Loan Party or any Domestic Subsidiary of a Loan Party on the ~~Closing~~Amendment No. 4 Effective Date, showing as of the ~~Closing~~Amendment No. 4 Effective Date the amount, obligor or issuer and maturity thereof.

5.09         Environmental Compliance. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or as disclosed in Schedule 5.09:

(a)         no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)         to the knowledge of the Loan Parties, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof in violation of any Environmental Law; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof in violation of any Environmental Law.

(100)

(c)         no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10         Insurance. The properties (including without limitation, the Collateral) of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (or otherwise reasonably acceptable to the Agent) which are not Affiliates of the Loan Parties (or through self-insurance arrangements), in such amounts, (after giving effect to any self-insurance) with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates, in each case, determined as of the date on which such insurance was obtained, subject to commercially reasonable adjustments made by the Loan Parties and their Subsidiaries. Schedule VII to the Information Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Amendment No. ~~1~~4 Effective Date, and the Agent and the Lenders acknowledge and agreed that such insurance and the insurance carriers are acceptable and satisfy the requirements of Section 6.07. As of the Amendment No. ~~1~~4 Effective Date, each insurance policy listed on Schedule VII to the Information Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11         Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including without limitation, the Collateral), income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) which would not be reasonably expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. As of the ~~Closing~~Amendment No. 4 Effective Date, no Loan Party or any Subsidiary thereof is a party to any tax sharing agreement (excluding agreements not principally related to Tax matters and entered into in the ordinary course of business, such as a lease or credit agreement) other than those set forth on Schedule VIII to the Information Certificate.

5.12         ERISA Compliance.

(a)         The Borrower, each of its ERISA Affiliates, and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Loan Parties and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan, and (ii) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Pension Plan or Multiemployer Plan.

(101)

(b)         There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13         Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and issued and outstanding Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and, other than directors’ qualifying shares, are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Loan Documents and Permitted Encumbrances. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14         Margin Regulations; Investment Company Act;

(a)         No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that would violate Regulations T, U, or X issued by the FRB.

(b)         None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure. No written report, financial statement, certificate or other information previously or hereafter furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, budgets and forecasts and general industry or economic data) (in each case, as modified or supplemented by other information so furnished (including public disclosures made pursuant to press releases and public filings prior to the Closing Date) and when taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and any budget or forecast, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information, budget or forecast is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

(102)

5.16         Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance ~~(A)~~ in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including, without limitation, the Collateral), except in such instances in which (~~i~~a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (~~ii~~b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect ~~and (B) with Section 10.18~~.

5.17         Intellectual Property; Licenses, Etc. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses. Except, in each case, as could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any Intellectual Property rights held by any other Person. Except as disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         Labor Matters. Except to the extent a Material Adverse Effect would not reasonably be expected to result therefrom, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. All material payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect.

(103)

5.19         Security Documents. The Security Agreement, when executed and delivered, creates in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The UCC financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement (or the Agent has been authorized to make such filings). Upon such filings and/or the obtaining of “control” (as defined in the UCC) and taking of other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), subject to limitations on requirements to perfect contained in the Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a UCC financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person to the extent required by the Loan Documents.

5.20         Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent.

5.21         Deposit Accounts; Credit Card Arrangements.

(a)         Annexed as Schedule ~~I~~II.B to the Information Certificate is a list of all DDAs maintained by the Loan Parties, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Cash Management Bank, in each case, as of the ~~Closing~~Amendment No. 4 Effective Date.

(b)         Annexed as Schedule ~~I~~II.D to the Information Certificate is a list describing all arrangements as to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party, in each case, as of the ~~Closing~~Amendment No. 4 Effective Date.

5.22         Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23         Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened in writing, termination or cancellation of, any agreement or any material adverse modification or change in the business relationship of any Loan Party with any supplier of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

5.24         Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25         OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None of the Loan Parties, any Subsidiary of any Loan Party or, to the knowledge of such Loan Party, any director, officer, employee or agent of such Loan Party or such Subsidiary is a Sanctioned Person. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with all applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each of the Loan Parties and their respective Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee and agent of each such Loan Party and each such Subsidiary, is in compliance with all applicable (i) Sanctions and (ii) all Anti-Corruption Laws and Anti-Money Laundering Laws, in all material respects. No proceeds of any loan made or Letter of Credit issued hereunder violates Section 6.11 hereof.

(104)

ARTICLE VI

AFFIRMATIVE COVENANTS

Until payment in full of the Obligations and termination of the Commitments, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Domestic Subsidiary to:

6.01         Financial Statements. Deliver to the Agent (for distribution to each Lender):

(a)         as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended January 30, 2016), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of ~~KMPG~~KPMG LLP or another Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any going concern or similar qualification or exception related to the maturity or refinancing of Indebtedness or prospective compliance with the financial maintenance covenants);

(b)         as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended April 30, 2016), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)         if requested by the Agent, then within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Borrower (or sooner if available) (other than the third (3rd) Fiscal Month of any Fiscal Quarter) or such later date as may be agreed to by the Agent, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, cash flows for such Fiscal Month, and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Month and (ii) reasonably detailed calculations with respect to Availability for such period; and

(105)

(d)         as soon as available, but in any event within seventy-five (75) days after the end of each Fiscal Year of the Borrower (or with respect to the Fiscal Year ending January 31, 2023, by April 17, 2023), forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent (Agent acknowledges that the form of the quarterly projections delivered by the Borrower in respect of the 2016 year is acceptable), of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries, and an Availability model, in each case on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year, it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) and (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (as updated from time to time by notice to the Agent); or (ii) on which such documents are posted on the Borrower’s behalf on the Agent’s Portal or on an Internet website maintained by the SEC to which each Lender and the Agent have access (including, without limitation, the EDGAR database). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Agent) or maintaining its copies of such documents.

6.02         Certificates; Other Information. Deliver to the Agent (for distribution to each Lender), in form and detail satisfactory to the Agent:

(a)         concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (commencing with the delivery of the financial statements for the Fiscal Quarter ended April 30, 2016), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any material change in generally accepted accounting principles used in the preparation of such financial statements, to the extent not previously disclosed in the Borrower’s periodic reports with the SEC, the Borrower shall also provide: (i) a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements (except no discussion or analysis shall be required with respect to the delivery of monthly financial statements);

(b)         ~~commencing July 15, 2020, with respect to the month ending June 30, 2020 and on the fifteenth (15th) day of each month thereafter through and including July 15, 2021 (or, if such day is not a Business Day, on the next succeeding Business Day), a certificate in the form of Exhibit F (a~~ “~~Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (provided, that, the Appraised Value applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable period to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Borrower; provided, that, notwithstanding the foregoing (i) at any time that either an Event of Default has occurred and is continuing or (ii) Borrower has failed to maintain Availability at any time of at least twelve and one-half percent (12.5%) of the Loan Cap, such Borrowing Base Certificate shall be delivered on a weekly basis, on the third Business Day of each week as of the close of business on the immediately preceding week; notwithstanding the foregoing reporting thresholds based on Availability, more frequent reporting pursuant to clause (ii) above shall occur only if Borrower fails to meet the then applicable Availability threshold for at least three (3) consecutive days and shall continue until such time as Borrower has maintained Availability of at least twelve and one-half percent (12.5%) of the Loan Cap for forty-five (45) consecutive days;~~[reserved];

(106)

(c)         on the fifteenth (15th) day of each Fiscal Quarter end commencing with the Fiscal Quarter ending July 31, 2021 (or, if such day is not a Business Day, on the next succeeding Business Day), so long as no Event of Default has occurred or is continuing and Availability is at least equal to an amount greater than seventy-five percent (75%) of the Loan Cap, a Borrowing Base Certificate~~,~~  showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Quarter (provided, that, the Appraised Value applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable period to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Borrower; provided, that, (i) at any time that either an Event of Default (other than a Specified Event of Default) has occurred and is continuing or Borrower has failed to maintain Availability at least equal to twelve and one-half percent (12.50%) of the Loan Cap but equal to or less than seventy-five percent (75%) of the Loan Cap, such Borrowing Base Certificate shall be delivered on the fifteenth (15th) Business Day of each month (or, if fifteenth (15th) Business Day is not a Business Day, on the next succeeding Business Day), as of the close of business of the immediately preceding month; or (ii) at any time that either a Specified Event of Default has occurred and is continuing or Borrower has failed to maintain Availability at less than twelve and one-half percent (12.5%) of the Loan Cap, such Borrowing Base Certificate shall be delivered on the third Business Day of each week as of the close of business on the immediately preceding week; notwithstanding the foregoing reporting thresholds based on Availability, more frequent reporting shall occur only if Borrower fails to meet the then applicable Availability threshold for at least three (3) consecutive days and shall continue until such time as Borrower has maintained Availability at the higher level for at least forty-five (45) consecutive days;

(d)         promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, but only to the extent that such reports, letters or recommendations could reasonably be expected to materially adversely impact (i) the calculation of the Borrowing Base or Availability or (ii) the accuracy of any financial statements furnished under Section 6.01 hereof;

(e)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements (other than registration statements on Form S-8 or its equivalent) which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the ~~Securities~~ Exchange Act ~~of 1934~~ or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f)         the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g)         promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of the ~~1991~~2021 Indenture or any other indenture, loan or credit or similar agreement relating to Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(107)

(h)         promptly after the Agent’s request therefor, copies of all material documents evidencing Material Indebtedness;

(i)         promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, in each case could reasonably expected to have a Material Adverse Effect; and

(j)         promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.02(d)(c), (e) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (as updated from time to time by notice to the Agent); or (ii) on which such documents are posted on the Borrower’s behalf on the Agent’s Portal or on an Internet website maintained by the SEC to which each Lender and the Agent have access (including, without limitation, the EDGAR database). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Agent) or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

It is understood and agreed that nothing in this Section 6.02 shall require the Borrower or any of its Subsidiaries to provide any documents ~~or~~, information or trade secrets ~~or,~~ (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or any bona fide agreement binding on the Borrower or any of its Subsidiaries or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

(108)

6.03         Notices. Promptly notify the Agent of the following ~~promptly~~ after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)         the occurrence of any Default or Event of Default;

(b)         any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)         any breach or non-performance of, or any default with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d)         any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws that would be required to be reported in the Loan Parties’ public filing (provided, that, Borrower shall only be required to give Agent telephonic notice of such dispute, litigation, investigation, proceeding or suspension and, to the extent practicable, at a time reasonably prior to any such public disclosure) or could otherwise could be reasonably be expected to result in a Material Adverse Effect;

(e)         the occurrence of any ERISA Event in which the liability is reasonably expected to be in excess of $50,000,000 in any year or that could otherwise reasonably be expected to result in a Material Adverse Effect;

(f)         of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof other than any such change that is made in accordance with GAAP;

(g)         of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h)         Reserved;

(i)         the filing of any Lien against any Loan Party for unpaid Taxes in amount equal to or in excess of $35,000,000, either individually or in the aggregate;

(j)         any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(k)         of any failure by any Loan Party to pay rent at (i) any distribution center or warehouse where the aggregate book value of Inventory at such location is more than $15,000,000 if such failure continues for thirty (30) days beyond the applicable due date and the amount of unpaid rent that is not subject to a bona fide dispute is more than $5,000,000; (ii) ten percent (10%) or more of such Loan Party’s locations (other than the locations referred to in clause (i) above); or (iii) any of a Loan Party’s locations if such failure continues for more than thirty (30) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

(109)

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating any action the applicable Loan Party or its Subsidiary has taken and proposes to take with respect thereto.

It is understood and agreed that nothing in this Section 6.03 shall require the Borrower or any of its Subsidiaries to provide any ~~notice,~~documents, information or trade secrets (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or any bona fide agreement binding on the Borrower or any of its Subsidiaries or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 6.03(d), (e), (f), (g), (h), (i) or (k) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (as updated from time to time by notice to the Agent); or (ii) on which such documents are posted on the Borrower’s behalf on the Agent’s Portal or on an Internet website maintained by the SEC to which each Lender and the Agent have access (including, without limitation, the EDGAR database). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Agent) or maintaining its copies of such documents.

6.04         Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and other carriers) which, if unpaid, would by law become a Lien upon its property~~;~~, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained in this Section 6.04 shall be deemed to limit the rights of the Agent with respect to determining and establishing Reserves pursuant to this Agreement, including in the event that (i) any such contest does not effectively suspend collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) a Lien has been filed with respect thereto (other than Permitted Encumbrances of the type described in clauses (a), (b) and (e) of such definition).

6.05         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, to the extent applicable and except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except as is permitted in a transaction permitted by Section 7.04 or 7.05 and to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06         Maintenance of Properties. Except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(110)

6.07         Maintenance of Insurance.

(a)         Maintain with financially sound and reputable insurance companies (or otherwise reasonably acceptable to the Agent) which are not Affiliates of the Loan Parties (or through self-insurance arrangements reasonably acceptable to the Agent), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent. The Agent and the Lenders acknowledge that the insurance described in Schedule 5.10 as of the Closing Date and the insurance carriers providing such insurance are acceptable and satisfy the requirements of this Section 6.07.

(b)         Fire and extended coverage policies shall be maintained with respect to any Collateral and shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent (and the Agent agrees, unless a Cash Dominion Event is then continuing or the proceeds are required to be applied to the Obligations and Other Liabilities in accordance with the provisions of ~~Sections~~Section 2.05(c), to deliver such insurance proceeds to the Borrower (or otherwise, as to how the Borrower may direct)), (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Agent as an additional insured. Business interruption policies maintained by the Loan Parties shall name the Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent (and the Agent agrees, unless a Cash Dominion Event is then continuing or the proceeds are required to be applied to the Obligations and Other Liabilities in accordance with the provisions of Sections 2.05(c) or 2.05(e), to deliver such insurance proceeds as the Borrower may direct), (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co‑insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

(c)         None of the Credit Parties~~,~~ or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each such insurance ~~companies~~company shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(111)

(d)         Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(e)         With respect to any Real Estate which becomes subject to a mortgage in favor of Agent for the benefit of the Credit Parties, if at any time the area in which such real property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), maintain, flood insurance with respect thereto, on such terms, and in amounts as the Agent may from time to time reasonably require or as otherwise required by the Lenders, and otherwise comply with Flood Laws, and in addition, the applicable Loan Party shall name the Agent, as a lender’s loss payee and mortgagee with respect to all such flood insurance policies and promptly upon request of the Agent or any Lender, shall deliver to the Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance. All flood insurance on Real Estate which is subject to a mortgage or other Lien securing the Obligations (including all related diligence, documentation and coverage) shall comply with the Flood Laws, or otherwise shall be satisfactory to all Lenders.

6.08         Compliance with Laws. Comply ~~(a)~~ in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (~~i~~a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP or (~~ii~~b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect~~, and (b) with Section 10.18~~.

6.09         Books and Records; Accountants.

(a)         Maintain proper books of record and account, in which true and correct, in all material respects, entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)         at all times retain KPMG LLP or another Registered Public Accounting Firm of nationally recognized standing or another accounting firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided that the Borrower shall be given a reasonably opportunity to participate in any such discussions between the Agent and the Registered Public Accounting Firm.

(112)

6.10         Inspection Rights.

(a)         Permit representatives and independent contractors of the Agent to visit and inspect any of its properties (provided that the Agent shall use commercially reasonable efforts to minimize disruption to the business of the Loan Parties), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, no more than once per year at the expense of the Loan Parties (but more than once, at Lenders’ expense) and at such reasonable times during normal business hours and as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, that, if an Event of Default exists or has occurred and is continuing, Agent (or any of its representatives or independent contractors) may do as many of the foregoing at the expense of the Loan Parties during normal business hours and without advance notice.

(b)         Upon the request of the Agent after reasonable prior notice and subject to the following sentence, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Without limiting the foregoing, the Loan Parties acknowledge and agree that so long as Availability is greater than seventy-five percent (75%) of the Loan Cap, Agent will not conduct or cause to be conducted any commercial finance examinations and in the event that Availability is equal to or less than seventy-five percent (75%) of the Loan Cap for three (3) consecutive days, Agent shall conduct or cause to be conducted no more than one (1) commercial finance examination in the subsequent twelve (12) months at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be conducted (A) as it in its discretion deems necessary or appropriate, at Lenders’ expense, (B) if required by Law or if a Default or Event of Default exists or has occurred and be continuing, at the expense of the Loan Parties and without advance notice or (C) if requested by the Borrower in connection with a Permitted Acquisition, at the expense of ~~Borrowers~~Borrower; it being understood and agreed that no such appraisals shall be required for the Borrower to include up to $20,000,000 of the acquired inventory or accounts or credit card receivables in the Borrowing Base.

(c)         Upon the request of the Agent after reasonable prior notice and subject to the following sentence, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base~~,~~. Without limiting the foregoing, the Loan Parties acknowledge and agree that so long as Availability is greater than seventy-five percent (75%) of the Loan Cap, Agent will not conduct or cause to be conducted any appraisals of Inventory and in the event that Availability is equal to or less than seventy-five percent (75%) of the Loan Cap for three (3) consecutive days, Agent shall conduct or cause to be conducted no more than one (1) appraisal of Inventory in the subsequent twelve (12) months at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional appraisals to be conducted (A) as it, in its discretion, deems necessary or appropriate, at Lenders’ expense, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties and without advance notice, or (C) if requested by the Borrower in connection with a Permitted Acquisition, at the expense of ~~Borrowers~~Borrower; it being understood and agreed that no such appraisals shall be required for the Borrower to include up to $20,000,000 of the acquired inventory or accounts or credit card receivables in the Borrowing Base.

(113)

(d)         Nothing in this Section 6.10~~,~~ shall require the Borrower or any of its Subsidiaries to provide, or permit the inspection of, any documents or information provided that neither the Borrower nor any of its Subsidiaries shall be required to provide any documents, information or trade secrets (a) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or a bona fide contractual obligation binding on the Borrower or any of its Subsidiaries or (b) that is subject to attorney-client privilege or similar privilege or constitutes attorney work product.

(e)         ~~Borrowers agree that they~~Borrower agrees that it will deliver an additional updated commercial field examination and an appraisal of inventory to Agent, no later than ninety (90) days after the Amendment No. 1 Effective Date, or such later date as Agent may agree (collectively, the “Post Amendment No. 1 Field Exam and Appraisal”); each of these field examinations and appraisals shall be in addition to any field examinations, inspections and appraisals conducted pursuant to Section 6.10(a) through (~~e~~d) above.

6.11         Use of Proceeds. Use the proceeds of the Credit Extensions (a) on the Closing Date, to refinance Indebtedness under the Existing Credit Agreement and to pay fees, costs and expenses in connection therewith, (b) to finance the acquisition of working capital assets of the Borrower and its Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance capital expenditures of the Loan Parties and their Subsidiaries, and (d) for general corporate purposes of the Loan Parties and their Subsidiaries (including the financing of Permitted Acquisitions and Permitted Investments and Restricted Payments), in each case to the extent under applicable Law and the Loan Documents; provided, that, no proceeds of any Credit Extension, whether directly or indirectly for any purpose that would violate Regulations T, U, or X issued by the FRB. The Borrower will not, directly or knowingly (after due care and inquiry) indirectly, use the proceeds of the Loans or any Letter of Credit, or knowingly (after due care and inquiry) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any Sanctioned Jurisdiction to the extent such activities, businesses or transaction would be prohibited by applicable Sanctions or (ii) in any other manner that would result in a violation of applicable Sanctions by any party hereto. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments that could constitute a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12         Additional Loan Parties. ~~Notify the Agent at the time that any Person becomes a Domestic Subsidiary that~~If (i) the Borrower, in its sole discretion ~~elects to cause such Subsidiary to become a Loan Party or if the Borrower in its sole discretion~~, elects to cause any ~~of its other Subsidiaries~~Subsidiary that is not a Loan ~~party~~Party to become a Loan Party (it being acknowledged by the Credit Parties that the Borrower is not obligated to cause any such Subsidiary that is not a Loan Party to become a Loan Party~~). If~~ except as otherwise provided herein) or (ii) the Borrower ~~elects~~is required by the terms of this Agreement to cause any ~~such~~ Subsidiary that is not a Loan Party to become a Loan Party, cause such Person (a) to become a Loan Party by executing and delivering to the Agent a Joinder Agreement, (b) to grant a Lien to secure the Obligations to the Agent on such Person’s assets of the same types of assets which constitute Collateral under the Security Documents (subject to the limitations contained therein), and (c) to deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Agent, ~~favorable~~customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above). Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary ~~that~~ qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent and all Lenders.

(114)

6.13         Cash Management.

(a)         On or before the date required pursuant to Section 6.19, (or such later date as the Agent shall agree in its sole discretion):

(i)         deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G, which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 6.19; and

(ii)         enter into a Control Agreement with each Cash Management Bank (the accounts covered by such Control Agreements, collectively, the “Blocked Accounts”).

(b)         Whether or not a Cash Dominion Event has occurred and is continuing, the Loan Parties shall (i) ACH or wire transfer, with such frequency as is consistent with their respective business practices in effect on the Closing Date or as otherwise agreed to by the Agent (and whether or not there are then any outstanding Obligations) to a Blocked Account or the Concentration Account, all amounts on deposit and available in each DDA (net of any minimum balance as may be required to be kept in such DDA by the depository institution at which such DDA is maintained provided, that, during a Cash Dominion Event, such minimum balance shall not exceed the greater of $2,500 individually or the minimum balance required by any applicable Cash Management Bank, but in any event not more than $2,000,000 in the aggregate, (ii) cause ~~(A)~~ all cash receipts, all collections of Accounts and all other proceeds of the sales of Inventory and other Collateral, including, without limitation, all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event to be deposited into a Blocked Account, and (iii) cause all funds in each Blocked Account and payments due from credit card processors to be forwarded with such frequency as is consistent with their respective business practices in effect on the Closing Date (which Borrower acknowledges is on a daily basis on each Business Day) or as otherwise agreed to by the Agent to a deposit account maintained by the Borrower at J.P. Morgan Chase Bank, N.A. (or such other depositary institution (which shall be a Lender or an Affiliate of a Lender at the time such account is established or a nationally recognized banking institution or another bank acceptable to the Agent) as the Borrower may select from time to time; the “Concentration Account”) which is subject to a Control Agreement.

(c)         At any time that a Cash Dominion Event exists, after delivery of a notice thereof from the Agent (at Agent’s option or at the request of the Required Lenders) to the applicable Cash Management Bank), the Cash Management Bank shall ACH or wire transfer no less frequently than once each Business Day all funds in such Concentration Account and any other Blocked Account to the Agent Payment Account.

(d)         The Concentration Account shall at all times be subject to a Control Agreement, except as permitted pursuant to Section 6.19. The Loan Parties hereby acknowledge and agree that (i) upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) upon the occurrence and during the continuation of a Cash Dominion Event, the funds on deposit in the Concentration Account and any other Blocked Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, if at any time during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be deposited in any account of such Loan Party (other than a Blocked Account) and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(115)

(e)         Upon the written request of the Agent at any time that a Cash Dominion Event exists, the Loan Parties shall use commercially reasonable efforts to cause bank statements and/or other reports to be delivered to the Agent not less often than monthly (or at such other intervals as the applicable Cash Management Bank customarily provides such bank statements and/or other reports).~~.~~

(f)         So long as no Cash Dominion Event has occurred and is continuing, Loan Parties may add or replace a DDA or Cash Management Bank, provided, that, no later than thirty (30) days after the time of the opening of such Deposit Account, the applicable Loan Party and such applicable Cash Management Bank shall have executed and delivered to Agent a Control Agreement (including any acknowledgement and agreement of the Cash Management Bank or securities intermediary with respect thereto). Notwithstanding the foregoing, Borrower may not establish a new Concentration Account after the date hereof, without prior notice to Agent and delivery of a Control Agreement, contemporaneously with the opening of such Concentration Account.

(g)         So long as no Cash Dominion Event has occurred and is continuing, Loan Parties may add or replace Credit Card Processors and Credit Card Issuers and shall upon such addition or replacement provide to Agent no later than fifteen (15) days after the time of entering into such new arrangements, applicable Credit Card Notifications.

6.14         Information Regarding the Collateral.

(a)         Furnish to the Agent at least ten (10) Business Days’ prior written notice (or such shorter period as the Agent may agree) of any change in any Loan Party’s legal name.

(b)         Furnish to the Agent at least twenty (20) days prior written notice (or such shorter period as the Agent may agree) of any change in: (i) the location of any Loan Party’s chief executive office or its principal place of business; (ii) any Loan Party’s type of organization or jurisdiction of organization (subject to Section 7.04); or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(c)         Furnish to the Agent prompt written notice of any change in any trade name used to identify it in the conduct of its business or in the ownership of its properties.

(d)         The Loan Parties agree not to effect or permit any change referred to in the clauses (a) and (b) unless all filings have been made under the UCC (or the Agent has been given all information required to make such filings) that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties as required by this Agreement and the Security Agreement.

(116)

6.15         Physical Inventories.

(a)         Cause not less than one physical inventory to be undertaken, at the expense of the Loan Parties, in each consecutive twelve (12) month period and periodic cycle counts, in each case consistent with past practices or as otherwise agreed to by the Agent in its discretion, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrower, within sixty (60) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)         Permit the Agent, in its discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16         Environmental Laws. (a) Except, in each case, where failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its owned Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, that, neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17         Further Assurances.

(a)         Subject to the exceptions and limitations set forth in the applicable Loan Documents, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording (or authorizing the Agent to file and record) of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b)         If any assets (which are of type constituting Collateral, other than any such assets that will not be required to constitute Collateral and subject to the limits on perfection requirements contained in the Security Documents) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and, after the acquisition thereof, the applicable Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions (or provide the Agent with the information and documents necessary to take such actions) as shall be necessary to grant and perfect such Liens, including actions described in subsection (a) of this Section 6.17, all at the expense of the Loan Parties.

(c)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent shall not accept delivery of any mortgage from any Loan Party unless each of the Lenders has received forty-five (45) days’ prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed, as required by the Flood Laws or as otherwise satisfactory to such Lender. ~~For the avoidance of doubt, no~~No parcel of Real Estate shall be taken as Collateral unless each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed that the flood insurance policy obtained (to the extent necessary) is satisfactory to each Lender.

(117)

6.18         Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, (b) keep such Leases in full force and effect, (~~b~~c) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled and (~~c~~d) cause each of its Subsidiaries to do so, except, in each case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.19         Post-Closing Matters. Perform, or cause to be performed, the covenants and agreements set forth on Schedule 6.19 within the time frame set forth therein, in each case, as such time frame may be extended by the Agent in its discretion.

6.20         OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each of the Loan Parties will, and will cause each of its Subsidiaries to, maintain in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees and agents with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VII

NEGATIVE COVENANTS

Until payment in full of the Obligations and termination of the Commitments, no Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly:

7.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired ~~or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction an effective financing statement that names any Loan Party or any Subsidiary thereof as debtor, other than, as to all of the above,~~, other than Permitted Encumbrances~~; provided, that, if any such financing statement is filed without the knowledge or consent of the Borrower, the Borrower shall have a reasonable period of time after obtaining knowledge thereof to obtain its termination~~.

7.02         Investments. Make any Investments, except Permitted Investments.

7.03         Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or (b) issue Disqualified Stock.

7.04         Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)         any Subsidiary may merge with (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person (and in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person), or (ii) any one or more other Subsidiaries which are not Loan Parties, provided, that, when any Wholly Owned Subsidiary is merging with another Subsidiary, such Wholly Owned Subsidiary shall be the continuing or surviving Person;

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(b)         in connection with a Permitted Acquisition or other Permitted Investment, any Loan Party or Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) if such merger or consolidation involves a Loan Party, the Person surviving such merger or consolidation shall be a Loan Party (and any merger involving the Borrower, the Borrower shall be the surviving entity in accordance with the provisions of Section 6.12 hereof), and (ii) in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person; and

(c)         any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous or materially adverse to the Credit Parties.

In no event, without the prior written consent of Agent, shall any Loan Party change its jurisdiction of organization (including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction or pursuant to Section 6.14 hereof) to a jurisdiction outside of the United States.

7.05         Dispositions. Make any Disposition except Permitted Dispositions.

7.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)         ~~so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom~~ (i) each Subsidiary may make Restricted Payments to any Loan Party, and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary;

(b)         ~~so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom~~ the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)         if the Payment Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it;

(d)         Borrower may declare or pay cash dividends to its stockholders if the Payment Conditions are satisfied at the time such dividend is declared (so long as such dividend is paid within 60 days of such declaration) and/or at the time such dividend is made~~, and~~;

(e)         so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom the Loan Parties may issue and sell Equity Interests provided, that, (i) (A) with respect to any Equity Interests, all dividends (other than cash dividends to be paid by the Borrower in accordance with clause (d) above) in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (B) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests, and (C) all payments in respect of such Equity Interests are expressly subordinated to the Obligations, and (ii) no Loan Party shall issue any additional Equity Interests in a Subsidiary~~.~~; and

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(f)         the Borrower may make Restricted Payments (i) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower from any future, present or former employee, officer, director or manager or consultant of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or (ii) pursuant to and in accordance with any agreement (including any employment agreement), stock option, stock grant or stock ownership plans, incentive plans or other benefit plans, in each case for future, present or former directors, officers, managers or employees of the Borrower and its Subsidiaries (including, without limitation, in respect of tax withholding or other similar tax obligation related to the foregoing);

provided, that, no Restricted Payment with respect to any material Intellectual Property shall prohibit or interfere with Agent’s rights to dispose of Collateral as set forth in Article VII of the Security Agreement.

7.07         Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) payment in respect of the Obligations, (b) regularly scheduled or mandatory repayments and prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (but excluding any such payments in violation of the subordination terms governing any Subordinated Indebtedness), (c) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (but excluding voluntary prepayments, repurchases, redemptions or defeasances of Subordinated Indebtedness in violation of the subordination terms governing any Subordinated Indebtedness) so long as the Payment Conditions are satisfied, (d) payment of Permitted Indebtedness to the extent such payment is in kind, (e) refinancings and refundings of such Indebtedness to the extent permitted hereunder, and (f) Permitted Refinancing Indebtedness in respect of any such Indebtedness.

7.08         Change in Nature of Business. ~~(a)~~ In the case of each of the Loan Parties, engage in any ~~line of~~ business ~~substantially different from~~other than the Business conducted or engaged in by the Loan Parties and their Subsidiaries on the ~~Closing~~Amendment No. 4 Effective Date or any business ~~substantially~~reasonably related, complementary, ancillary, similar, corollary, synergistic or incidental thereto or a reasonable extension, development or expansion thereof.

7.09         Transactions with Affiliates. ~~Enter into, renew, extend or be a party to~~Engage in any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on ~~fair and reasonable terms substantially as~~terms not materially less favorable, taken as a whole, to the Loan Parties or such Subsidiary ~~as~~than would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (considering such transactions and all other related transactions as a whole), provided, that, the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) a transaction between or among any Subsidiaries of the Borrower that are not Loan Parties, (c) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement, (d) transactions described on Schedule 7.09 hereto, (e) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (f) the issuance of Equity Interests in the Borrower to any officer, director, employee, member of management or consultant of the Borrower or any of its Subsidiaries, (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries, ~~and~~ (h) any issuances of securities of the Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans ~~approved by the Borrower~~’~~s board of directors, or (f~~, severance arrangements, employee benefits plans, indemnification provisions and other similar compensatory arrangements (including those existing as of the Amendment No. 4 Effective Date or created following the Amendment No. 4 Effective Date pursuant to agreements in existence on the Amendment No. 4 Effective Date, and any renewals or extensions thereof) with officers, directors, employees or members of management of the Borrower or any of its Subsidiaries in the ordinary course of business, (i) non-exclusive, royalty-free licenses of any of the Borrower’s’ or Subsidiaries’ trademarks, trade names and business systems by Loan Parties to Subsidiaries which are not Loan Parties, and (j) entry into or payments made under leases or subleases of property in the ordinary course of business not materially interfering with the business of the Loan Parties and their Subsidiaries taken as a whole.

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7.10         Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document and except in the case of restrictions and conditions imposed by law) that ~~limits~~ (a) limits the ability (i) of any Domestic Subsidiary to make Restricted Payments or other distributions to any Loan ~~Party or to otherwise transfer property to or invest in a Loan~~ Party, (ii) of any Subsidiary to make or repay loans to a Loan Party, or (iii) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent to secure the Obligations (to the extent required by the Loan Documents); provided, that, this Section 7.10 shall not prohibit (A) any restriction incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such restriction relates to the property financed by or the subject of such Indebtedness, (B) customary anti-assignment provisions in licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof or in contracts for the Disposition of any assets or any Subsidiary, provided, that, the restrictions in any such contract shall apply only to the assets or Subsidiary that is subject to such contract or to be Disposed of, (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease~~;~~, (D) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (F) prohibitions, restrictions or conditions contained in any agreement of a Person that becomes a Subsidiary of Borrower after the Closing Date which existed prior to the date that such Person became a Subsidiary; provided that such prohibitions, restrictions or conditions existed at the time that such Person became a Subsidiary and were not created in contemplation of such Person becoming a Subsidiary and do not apply to any other Subsidiary or any assets other than those of the Subsidiary so acquired, (G) restrictions or conditions contained in any agreement or document governing the ~~1991~~2021 Indenture (or Permitted Refinancing Indebtedness in respect thereof), provided that such restrictions and conditions permit Liens securing the Obligations (or any Indebtedness incurred to refinance or replace any of the Obligations) on any asset or property of the type included in the Collateral~~; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person~~, or (H) restrictions contained in Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness and other Indebtedness not prohibited hereunder that are, taken as a whole, in each case, nor materially more restrictive than those contained in this Agreement, taken as a whole; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

7.11         Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) obligations under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would (i) result in an Event of Default under any of the Loan Documents, (ii) otherwise would be reasonably likely to have a Material Adverse Effect, or (iii) in the case of the Indebtedness outstanding under the ~~1991~~2021 Indenture, shorten the maturity date of the Indebtedness evidenced thereby, or any increase the amount of the scheduled amortization thereof, or the frequency of such payments from the terms in effect on the date hereof.

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7.12         Fiscal Year. ~~Either~~Without the prior consent of the Administrative Agent, either (a) change the Fiscal Year of any Loan Party, or (b) change the accounting policies or reporting practices of the Loan Parties, except as required or permitted by GAAP or except for the adoption by the Borrower of the International Financial Reporting Standards (subject to Section 1.03 hereof).

7.13         Financial Covenant. Borrower and its Subsidiaries, on a consolidated basis, will maintain a minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the end of each Fiscal Quarter, based on the four (4) immediately preceding Fiscal Quarters ending on the last Fiscal Quarter for which Agent has received financial statements of the Loan Parties, provided, that, compliance with such financial covenant shall only be required during a Covenant Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed Fiscal Quarter for which financial statements were required to have been delivered to Agent and for each quarter-end thereafter until the Covenant Compliance Period ends; provided, that, in the event Agent is requiring delivery of monthly financial statements in accordance with Section 6.01(c), compliance with this covenant shall be tested as of the last day of each Fiscal Month for which financial statements have been delivered (for the twelve (12) consecutive months then ended) and at the end of each month (for the twelve (12) consecutive months then ended) until the Covenant Compliance Period ends.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)         Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, ~~or~~ (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, which failure continues for three Business Days, or (iii) any other amount payable hereunder or under any other Loan Document, which failure continues for three Business Days; or

(b)         Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.13, 6.14, 6.19 or Article VII, provided, that, no Event of Default shall be deemed to have arisen herein (i) with respect to Sections 6.02(a) and 6.02(b), unless such failure continues for two Business Days and such failure has not occurred more than twice in any consecutive twelve month period, (ii) with respect to Section 6.14(a), unless such failure continues for two Business Days (and providing such information shall be deemed to cure any such Default or Event of Default), or (iii) with respect to Section 6.14(b), unless such failure continues for five Business Days (and providing such information shall be deemed to cure any such Default or Event of Default); or

(c)         Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof from the Agent or the Required Lenders to the Borrower; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate), or in completing any request for a Borrowing via the Portal, shall be incorrect or misleading in any material respect when made or deemed made; or

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(e)         Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such payment is not made within any applicable grace period in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) (other than any Specified L/C Obligations), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness ~~or~~(other than any Specified L/C Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that, this clause (i)(B) shall not apply to secured Indebtedness of a Loan Party or a Subsidiary permitted hereunder that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the assets securing such Indebtedness; or (ii) any event or condition occurs that results in Specified L/C Obligations that constitute Material Indebtedness becoming due or requiring cash collateralization of any Specified L/C Obligation prior to its scheduled maturity or termination date; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $50,000,000 and such Loan Party or Subsidiary is unable to pay such amount upon such termination; or

(f)         Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes~~,~~ or consents to the institution of any proceeding under any Debtor Relief Law~~,~~; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) consecutive calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ~~thirty (30)~~sixty (60) consecutive calendar days after its issuance or levy; or

(h)         Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $50,000,000 and such judgment(s) or order(s) shall continue unsatisfied or unstayed for a period of ~~thirty~~sixty (~~30~~60) consecutive calendar days (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of ~~thirty~~sixty (~~30~~60) consecutive calendar days; or

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(i)         ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably likely result in a Material Adverse Effect; or

(j)         Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party thereof or any Governmental Authority contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof or as a result of an act or failure to ~~Act~~act by the Agent or any other Credit Party), or shall be asserted by any Loan Party or any Subsidiary of any Loan Party or any Governmental Authority, not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral which is not Borrowing Base Type Collateral), with the priority required by the applicable Security Document, except to the extent resulting from the failure of the Agent to file UCC continuation statements or to maintain “control” (as such term is defined in the UCC), as applicable; or

(k)         Change of Control. There occurs any Change of Control; or

(l)         Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of all or a material portion of the business of the Loan Parties, taken as a whole, in the ordinary course, including, without limitation, the liquidation of all or a material portion of the assets or Store locations of the Loan Parties, taken as a whole or the employment of an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m)         Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n)         Indictment. The indictment of, or institution of any legal process or proceeding against, any Loan Party, under any applicable Law for a felony and such indictment remains unquashed or such legal proceeding remains undismissed for a period of 90 days or more, unless the Agent, in its discretion, determines that such indictment or legal process is not material; or

(o)         Guaranty. The termination or attempted termination of any Facility Guaranty by any Loan Party except as permitted hereunder or under any other Loan Document; or

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(p)         Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, or the provisions of any intercreditor agreement entered into by the Agent after the date hereof, in each case in respect of any Material Indebtedness, any such provisions being referred to as the “Intercreditor Provisions”, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions governing Material Indebtedness or that the Obligations or the Liens securing the same for any reason shall not have the priority contemplated by this Agreement, the other Loan Documents, or such Intercreditor Provisions or (B) that the Intercreditor Provisions exist for the benefit of the Credit Parties.

8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)         declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (other than Other Liabilities) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)         require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)         whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, that, upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Credit Parties agrees that, notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no Credit Party shall have any right individually to commence any legal or equitable proceedings to enforce any Loan Document against any Loan Party (including, without limitation, the Facility Guaranty) or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent on behalf of the Credit Parties in accordance with the terms hereof, and all powers, rights and remedies hereunder and under the other Loan Documents may be exercised solely by the Agent.

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8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations (other than Bank Product Obligations), and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of Other Liabilities in respect of Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all Other Liabilities consisting of Bank Product Obligations (other than Specified L/C Obligations) to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; ~~and~~

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Twelfth, to payment or Cash Collateralization of all Other Liabilities consisting of Specified L/C Obligations to the extent secured under the Security Documents, ratably among the applicable Credit Parties in proportion to the respective amounts described in this clause Twelfth held by them, up to and including the amount most recently provided to the Agent pursuant to Section 9.12(a)(i); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Other Liabilities shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable provider of Bank Products or Cash Management Services, as the case may be. Each provider of Bank Products or Cash Management Services not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE AGENT

9.01         Appointment and Authority. Each of the Lenders, L/C Issuers, and the Swing Line Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents (other than the Swap Contracts) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (except with respect to Borrower’s right to consent to a replacement Agent to the extent set forth in Section 9.06 and the Loan Parties rights to receive evidence of releases to the extent set forth in Section 9.10).

9.02         Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

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9.03         Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04         Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05         Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06         Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such Affiliate is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations ~~section~~Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer and with the consent of the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided that, if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

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9.07         Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers~~,~~  or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.

9.09         Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), and 2.03(j) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

(130)

9.10         Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of the Obligations and termination of the credit facility evidenced by the Loan Documents, (ii) constituting property being sold or otherwise Disposed of in accordance with the Loan Documents (provided that, if requested by the Agent, the Borrower shall certify to Agent that such sale or other Disposition is a Permitted Disposition (and Agent may rely conclusively on any such certificate, without further inquiry)), (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its Lien upon any such Collateral in connection with the sale or other Disposition thereof, such sale or other Disposition shall be deemed to have been consented to by all Lenders, (v) if required or permitted under the terms of any of the other Loan Documents, or any subordination or other intercreditor agreement, or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) in accordance with Section 10.01;

(b)         to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;

(c)         to release any Guarantor from its obligations under the Facility Guaranty (and each other applicable Loan Document) (i) upon payment in full of the Obligations and termination of the credit facility evidenced by the Loan Documents, (ii) if such Person ceases to be a Domestic Subsidiary or is a CFC as a result of a transaction permitted hereunder, (iii) if such Guarantor is to be dissolved as permitted in Section 7.04(c), and (iv) if Borrower has provided a written certification, in form and substance satisfactory to the Agent (together with all other evidence the Agent shall reasonably require) that such Guarantor satisfies the criteria of an Immaterial Subsidiary (other than it is a Loan Party) for twelve (12) consecutive months prior to such designation request.

Upon request by the Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, and promptly after written request of the Borrower or any other Loan Party to the Agent, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as may be necessary or as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, Lien and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11         Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

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9.12         Reports and Financial Statements. By signing this Agreement, each Lender:

(a)         agrees to furnish the Agent (i) (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities consisting of Specified L/C Obligations due or to become due to such Lender, and (ii) after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities (other than Specified L/C Obligations) due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities (including Specified L/C Obligations) unless the Agent has received written notice thereof from such Lender;

(b)         is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)         expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)         expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations~~,~~ and that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)         agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)         without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13         Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14         Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(132)

9.15         Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16         Defaulting Lenders.

(a)         Notwithstanding the provisions of Section 2.14 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon the request of the Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.09(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that, the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.16 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the L/C Issuer, and the Borrower shall have waived, in writing, the application of this Section 9.16 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.16(b) shall be released to the Borrower). The operation of this Section 9.16 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower or any Loan Party of its duties and obligations hereunder to the Agent, the L/C Issuer, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that, any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.16 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.16 shall control and govern.

(133)

(b)         If any Swing Line Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i)         such Defaulting Lender’s Applicable Percentage of the Outstanding ~~amount~~Amount of all L/C Obligations or any Swing Line Loan shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the Outstanding Amount of all Non-Defaulting Lenders’ Applicable Percentages of the Outstanding Amount of all L/C Obligations and Swing Line Loans, plus such Non-Defaulting Lender’s Loans does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)         if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such L/C Obligations are outstanding; provided, that, the Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations if such Defaulting Lender is also the L/C Issuer;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s participation in Letters of Credit pursuant to this Section 9.16(b), the Borrower shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv)         to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.16(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v)         to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.16(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;

(134)

(vi)         so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.16(b) or (y) the Swing Line Lender or the L/C Issuer, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the L/C Issuer, as applicable, and the Borrower to eliminate the Swing Line Lender’s or L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit; and

(vii)         Without limitation of any claims, damages, liabilities or remedies the Loan Parties may have with respect to any Defaulting Lender, each Defaulting Lender shall indemnify the Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any Non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(viii)         The Agent may release any cash collateral provided by the Borrower pursuant to this Section 9.16(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrower pursuant to Section 2.03.

9.17         Other Liabilities.

(a)         Except as otherwise expressly set forth herein or in any other Loan Documents, no Lender or any Affiliate of a Lender that is owed any Other Liabilities under any Cash Management Services shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an L/C Issuer and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Other Liabilities under Cash Management Services. Each Person (other than Wells Fargo, unless requested by the Agent) providing Bank Products or Cash Management Services will provide written notice of the Bank Product Obligations or the obligations under such Cash Management Services, as the case may be, pursuant to a Bank Product Provider Letter Agreement or Cash Management Provider Letter Agreement, as applicable to Agent, together with such supporting documentation with respect thereto as the Agent may request, including the amounts owing in respect thereof. Each Person that is owed any Bank Product Obligations or Other Liabilities in respect of Cash Management Services will from time to time, promptly upon the request of Agent, provide a summary of all Other Liabilities in respect of Cash Management Services, as the case may be, owing to it or its Affiliates. The Borrower and each Person at any time providing Bank Products or Cash Management Services consents to the disclosure of any information concerning such Bank Products or Cash Management Services to any other Lender or the Agent at any time and from time to time, provided, that, in no event shall such disclosure be deemed a representation or warranty by the Agent of the accuracy or completeness of such information.

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(b)         Each Lender hereby agrees that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Person that is a Lender (and to its Affiliates) at the time that it establishes a Bank Product or Cash Management Service until such time as it ceases to be a Lender so long as, by accepting such benefits, such Person agrees, as among Agent and all other Credit Parties, that such Person is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Agent) this Article IX and Sections 3.01, 10.04, 10.07, 10.08, 10.16, and the decisions and actions of Agent, or the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing in this clause (b), (i) such Person shall be bound by Section 10.04 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Person, in which case the obligations of such Person thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of the Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act in its sole discretion, without regard to the interest of such Person, regardless of whether any Obligation to such Person thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Person or any such Obligation and (iii) such Person shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.18         Co-Syndication Agent; and Arrangers. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Co-Syndication Agent or ~~a Documentation Agent nor the Arrangers~~an Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

9.19         Intercreditor Agreements. Without limiting the authority granted to Agent in Section 9.01 hereof, each of the Lenders and other Credit Parties from time to time party to this Agreement hereby confirms and reaffirms the irrevocable authority of the Agent to execute, deliver and act on their behalf in respect of each intercreditor agreement and subordination agreement and each supplement, modification, amendment, restatement or extension thereto, in connection with the incurrence by any Loan Party or its Subsidiaries of any Permitted Indebtedness and each Credit Party agrees to be bound by the terms and provisions of any such intercreditor or subordination agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower and the other Loan Parties, the Agent and each Lender hereby agree that no Lender or other Credit Party shall have any right individually to enforce any intercreditor agreement, subordination agreement or guaranty, it being understood and agreed that all powers, rights and remedies under any intercreditor agreement, any subordination agreement and any guaranty may be exercised solely by the Agent for the benefit of the Credit Parties in accordance with the terms thereof.

9.20         Erroneous Payment. If Agent notifies a Lender or L/C Issuer (any such Lender or L/C Issuer, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender, L/C Issuer or other Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(a)         Without limiting the immediately preceding clause (a), each Lender, L/C Issuer or other Credit Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or other Credit Party ~~such Lender or L/C Issuer~~, hereby further agrees that if it receives an Erroneous Payment from Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) (any such notice, a “Payment Notice”) with respect to such Erroneous Payment, (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Lender, L/C Issuer or other Credit Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)         in the case of immediately preceding clauses (i) or (ii), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such Erroneous Payment; and

(B)         such Lender, L/C Issuer or other Credit Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 9.20.

(b)         Each Lender, L/C Issuer or other Credit Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or other Credit Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, L/C Issuer or other Credit Party from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof), without limitation of any equitable rights of subrogation of Agent, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or L/C Issuer under the Loan Documents with respect to the Erroneous Payment (the “Erroneous Payment Subrogation Rights”).

(d)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations~~, except, in each case,~~; provided that this Section 9.20 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that this Section 9.20(d) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from ~~a Loan Party~~, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of ~~making such Erroneous Payment~~a payment on the Obligation.

(e)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)         Each party’s obligations, agreements and waivers under this Section 9.20 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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ARTICLE X

MISCELLANEOUS

10.01         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)         extend or~~,~~  increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)         as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents to the applicable Lenders (or any of them) without the written consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of such Lender;

(c)         as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of each Lender entitled to such amount; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)         as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the order or pro rata sharing of payments required thereby without the written consent of such Lender (except in connection with any transaction permitted under Section 2.15);

(e)         change any provision of this Section or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)         except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party, or permit any Loan Party to assign its rights under the Loan Documents, in each case, without the written consent of each Lender;

(g)         except for Permitted Dispositions and other Dispositions permitted pursuant to the terms of the Loan Documents, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

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(h)         change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the written consent of the Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of the Agent to change, establish, eliminate or reduce any Reserves;

(i)         modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written consent of each Lender; and

(j)         except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (v) ~~[reserved]~~in connection with any increase in Commitments pursuant to Section 2.15, the Borrower and the Agent may, without the input or consent of any other Lender (other than, if applicable, the relevant Lenders and Additional Commitment Lenders providing Commitment Increases under such Section), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Agent, to effect the provisions of Section 2.15, and this clause (v) shall supersede any provisions of this Agreement to the contrary; (vi) ~~the~~each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the Agent and the parties thereto; (vii) any amendment contemplated by Section 3.04(d)(i) in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 3.04(d)(i); ~~and~~ (viii) any amendment contemplated by Section 2.08(d) in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.08(d)~~,~~; and (ix) any amendment contemplated by Section 1.10 in connection with a currency other than those specifically listed in the definition of “Alternate Currency” shall be effective as contemplated by such Section 1.10. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) (i) no provider or holder of any Bank Products (including Specified L/C Facilities) or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (ii) any instrument or agreement relating to Bank Products or Cash Management Services may be amended by the parties thereto without the consent of any other Person, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes, inconsistencies or defects or correct any typographical error or other manifest error in any Loan Document or (iii) to cause any Loan ~~Document~~Documents to be consistent with this Agreement and the other Loan ~~Documents.~~Document, including to effect the granting, perfection, protection, expansion, enhancement or release of any security interest in any Collateral or additional property to become (or be released from) Collateral for the benefit of the Credit Parties.

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If any Lender or L/C Issuer, as the case may be, does not approve (a “Non-Consenting Lender”) any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, L/C Issuer or each ~~affect~~affected Lender or L/C Issuer, as applicable, and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02         Notices; Effectiveness; Electronic Communications.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic communication as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

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Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number or electronic address for notices and other communications hereunder, by notice to the other parties hereto. Each other Lender may change its address, telecopier number or electronic address for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)         Reliance by the Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, all requests for Credit Extensions) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, pursuant to any requests for Credit Extensions). All telephonic notices and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

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10.03         No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04         Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Borrower shall pay all Credit Party Expenses.

(b)         Indemnification by the Loan Parties. Without duplication of any Credit Party Expenses or any amounts under Section 2.03, the Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee but excluding Taxes, which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Cash Management Bank or other Person which has entered into a Control Agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) arise from a breach of the obligations of such Indemnitee or any of its Related Parties, (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (C) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (D) relate to a dispute solely among Indemnitees and their Related Parties, other than claims against the Agent in such capacity fulfilling its agency role hereunder.

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(c)         Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any ~~claim~~claims against any Indemnitee~~,~~ on any theory of liability~~,~~ for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available) therefor.

(f)         Survival. The agreements in this Section shall survive the resignation of the Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05         Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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10.06         Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (it being understood that a merger or consolidation not prohibited by this Agreement or any other transaction permitted under Section 7.04, in each case, shall not constitute an assignment or transfer) or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment (provided that, ~~for the avoidance of doubt,~~ no assignment shall be made to a Competitor without the Borrower’s consent at any time) or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

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(B)         the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D)         the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, that, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.05, 3.06, and 10.04 with respect to facts and circumstances occurring prior to the Closing Date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)         Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) shall be construed so that the Loans and L/C Obligations are at all times maintained in “registered form” within the meaning of section 163(f), 871(h)(2) and 881(c) of the Code.

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(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), any Defaulting Lender, a Competitor or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant agrees to be subject to the provisions of Section 3.07 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Sections 3.07 and 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s interest (and stated interest with respect thereto) in the Loans and Commitments (each, a “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. ~~For the avoidance of doubt, the~~The Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(g)         Electronic Execution of Assignments. This Agreement and any notices delivered under this Agreement~~,~~ may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Agent under this Agreement. This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Agreement or notice.

(h)         Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon ten (10) Business Days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon ten (10) Business Days’ notice to the Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, that, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the Closing Date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07         Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) other than the Loan Parties.

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For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof~~,~~ (provided, that, if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure), provided, further, that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.~~.~~  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

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10.09         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 and Section 4.02, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and any notices delivered under this Agreement, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to Lender under this Agreement. This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Agreement or notice.

10.11         Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than any contingent obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.05, 3.06 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04.

10.12         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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10.13         Replacement of Lenders. If any Lender or L/C Issuer requests compensation under Section 3.05 or if any Lender or L/C Issuer delivers a notice described in Section 3.02, or if the Borrower is required to pay any additional amount to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at ~~their~~its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)         the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.06) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)         such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14         Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES ~~DISTRICT COURT OF THE UNITED STATED~~ DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c)         WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (~~B~~b) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, ~~the~~ each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

(151)

10.17         ~~USA PATRIOT~~Patriot Act Notice. Each Lender that is subject to the ~~Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender)~~requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender ~~or the Agent, as applicable,~~ to identify each Loan Party in accordance with the Patriot Act.

10.18         [Reserved].

10.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected ~~Institution~~ Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

(c)         Each party hereto agrees that it will notify the ~~Borrowers~~Borrower and the Agent, as soon as practicable, of such party becoming the subject of a Bail-In Action unless notification is prohibited by law, regulation or order.

(152)

10.20         Press Releases.

(a)         Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)         Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Borrower or its Subsidiaries without at least two (2) Business Days’ prior notice to the Agent and the Borrower and without the prior written consent of the Agent and the Borrower; provided that the Borrower’s consent shall not be required if (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by the Agent or any Lender of advertising material consisting of any customary “tombstone” advertising relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark, in each case, upon the Borrower’s approval, not to be unreasonably withheld. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21         Additional Waivers.

(a)         The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)         The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(153)

(c)         To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)         Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Borrower hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(154)

10.23         Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.24 constitute, and this Section 10.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.25         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.26         MIRE Events. Each of the parties hereto acknowledges and agrees that, if there is any Real Estate subject to a mortgage in favor of Agent for the benefit of the Credit Parties, any increase, extension or renewal of any of the Commitments or Loans or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Committed Loans, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Real Estate as required by the Flood ~~Insurance~~ Laws and as otherwise reasonably required by the Agent and (2) the Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(155)

10.27         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower or such Subsidiary in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

[Remainder of page intentionally left blank]

(156)

Exhibit B to Amendment No. 4 to Credit Agreement

Revised Schedules to Amended Credit Agreement

[See attached.]

Schedule 1.01

Guarantors

1.	Foot Locker Retail, Inc., a New York corporation
2.	Foot Locker Specialty, Inc., a New York corporation
3.	Foot Locker Stores, Inc., a Delaware corporation
4.	Foot Locker Corporate Services, Inc., a Delaware corporation
5.	Eurostar, Inc., a Delaware corporation

Schedule 2.01

Commitments and Applicable Percentages as of Amendment No. 4 Effective Date

Lender	Lender’s Commitment	Applicable Percentage

Wells Fargo Bank, National Association	$150,000,000	25.00%
Bank of America, N.A.	$112,500,000	18.75%
JPMorgan Chase Bank, N.A.	$112,500,000	18.75%
U.S. Bank National Association	$112,500,000	18.75%
Truist Bank (f/k/a Branch Banking and Trust Company)	$37,500,000	6.25%
Capital One, National Association	$37,500,000	6.25%
HSBC Bank USA, National Association	$37,500,000	6.25%

Total	$600,000,000	100%

L/C Issuer	L/C Individual Sublimit for Letters of Credit	L/C Individual Sublimit for Alternate Currency Letters of Credit[1]

Wells Fargo Bank, National Association	$25,250,000	$15,500,000
JPMorgan Chase Bank, N.A.	$18,250,000	$11,500,000
Bank of America, N.A.	$18,250,000	$11,500,000
U.S. Bank National Association	$18,250,000	$11,500,000

Total	$80,000,000	$50,000,000

1 The Alternate Currency Letter of Credit Sublimit is a subset of the Letter of Credit Sublimit.

Schedule 5.01

Loan Parties Organizational Information

Name	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number
Foot Locker, Inc.	Corporation	New York	1342102	13-3513936
Foot Locker Stores, Inc.	Corporation	Delaware	2203435	13-3533483
Foot Locker Corporate Services, Inc.	Corporation	Delaware	0861249	22-2223346
Foot Locker Retail, Inc.	Corporation	New York	159024	13-1988404
Foot Locker Specialty, Inc.	Corporation	New York	30252	13-5493340
Eurostar, Inc.	Corporation	Delaware	6059749	95-3925299

Schedule 7.02

Existing Investments

Investor	Entity Name	Amount of Initial Investment	Current Value	Type of Investment
Foot Locker Retail, Inc.	1661, Inc. (GOAT)	$133,499,996.91	$133,598,591.74	Preferred Stock
Foot Locker, Retail, Inc.	Carbon38, Inc.	$42,123,209.56	$0.00	Common and Preferred Stock
Foot Locker Retail, Inc.	Pensole Inc.	$2,000,000.00	$0.00	Preferred Stock
Foot Locker Retail, Inc.	Commerce Media Holdings, LLC (NTWRK)	$4,299,966.50	$0.00	Preferred Units
Foot Locker Retail, Inc.	MaC Venture Capital 2019, LP	$4,731,242.93	$8,000,867.79	Limited Partnership Interest
Foot Locker Retail, Inc.	Collab Fund I, LLC	$1,795,200.00	$1,535,930.00	Membership Interests
Foot Locker Retail, Inc.	Harlem Capital Partners Venture Fund II, LP	$2,750,000.00	$2,379,546.00	Limited Partnership Interest
Foot Locker Retail, Inc.	Noemis Ventures, LP	$1,000,000.00	$872,621.00	Limited Partnership Interest
Foot Locker Retail, Inc.	Kapor Capital III, L.P.	$2,010,000.00	$1,377,701.00	Limited Partnership Interest
Foot Locker Retail, Inc.	Zeal Capital Partners Fun I, LP	$662,500.00	$903,086.00	Limited Partnership Interest
Foot Locker Retail, Inc.	Serena Ventures Fund I, LP	$1,100,000.00	$1,079,883.00	Limited Partnership Interest

Schedule 7.03

Existing Indebtedness

1.

The Indebtedness under that certain Master Lease Agreement, effective as of April 30, 2020 (the “Master Lease Agreement”), between Dell Financial Services L.L.C., as lessor, and Foot Locker Corporate Services, Inc., as lessee, as amended by that certain Amendment No. 1 to the Master Lease Agreement, dated as of April 30, 2020, in an aggregate principal amount of $4,800,000, and a final maturity of May 1, 2026.

Schedule 10.02

Agent’s Office; Certain Addresses for Notice

Party	Address	Fax Number	Email Address	Telephone Number
Borrower: Foot Locker, Inc. Website: http://www.footlocker-inc.com/

330 West 34th Street

New York, NY 10001

Attn: Sheilagh M. Clarke

with a copy to (which

shall not constitute notice):

Skadden, Arps, Slate,

Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: David Reamer

		(212) 720-4330 (917) 777-3624	jennifer.kraft@footlocker.com tracey.chenoweth@skadden.com	(212) 720-4477 (212) 735-3624
Guarantors

330 West 34th Street

New York, NY 10001

Attn: Sheilagh M. Clarke

with a copy to (which

shall not constitute notice):

Skadden, Arps, Slate,

Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: David Reamer

		(212) 720-4330 (917) 777-3624	jennifer.kraft@footlocker.com Tracey.chenoweth@skadden.com	(212) 720-4477 (212) 735-3624
Administrative Agent, Collateral Agent, Swing Line Lender, L/C Issuer

125 High Street, 11th Floor

Boston, MA 02110

Attention: Portfolio

Manager – Foot Locker

with a copy to (which

shall not constitute notice):

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attn: Jennifer Conway Fenn

		(877) 497-8640 (617) 248-4845	Maggie.townsend@wellsfargo.com jfenn@choate.com	(617) 854-7261 (617) 502-4845